Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

among

3M COMPANY,

CERTAIN SUBSIDIARIES OF 3M COMPANY,

FEDERAL SIGNAL CORPORATION

and

CERTAIN SUBSIDIARIES OF FEDERAL SIGNAL CORPORATION

Dated as of June 20, 2012

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	8
1.3	Interpretation	10
ARTICLE 2 PURCHASE AND SALE		11
2.1	Assets	11
2.2	Excluded Assets	12
2.3	Assumed Liabilities	13
2.4	Retained Liabilities	14
2.5	Closing	15
2.6	Purchase Price	16
2.7	Escrow	17
2.8	Prorations	17
2.9	Purchase Price Allocation	17
2.10	Title and Risk	18
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER PARENT		18
3.1	Status of the Sellers	18
3.2	Financial Matters	20
3.3	Taxes	22
3.4	Real and Personal Property	22
3.5	Intellectual Property	23
3.6	Loans and Contracts	26
3.7	General Employee Matters; Withholdings; Employee Plans and Benefits	29
3.8	Litigation and Other Proceedings	31
3.9	Compliance with Laws	31
3.10	Environmental Matters	32
3.11	Bank Accounts	32
3.12	Brokers and Commissions	32
3.13	Suppliers	32
3.14	Customers	33
3.15	Warranties; Products	33
3.16	Affiliate Transactions	33
3.17	Capital Expenditures	33
3.18	Accounts Receivable	33
3.19	Sufficiency of Assets	33
3.20	Condition of Assets	33
3.21	Compliance with Anticorruption Laws	34
3.22	Trade Compliance Matters	35
3.23	Conditions Affecting the Sellers	35
3.24	Disclosure	35
3.25	No Other Representations	35
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER		35
4.1	Status of Buyer Parent	35
4.2	Brokers and Commissions	36
ARTICLE 5 COVENANTS OF THE SELLERS		37
5.1	Conduct of Business by the FS Tech Entities	37
5.2	Affirmative Covenants Relating to the FS Tech Entities	38
5.3	Consents and Closing Conditions	39

- i -

5.4	Access to Information	40
5.5	Non-Solicitation	41
5.6	Confidentiality	41
5.7	Exclusivity	41
5.8	Termination of Intercompany Arrangements	41
5.9	Covenant Not to Compete	41
5.10	Further Assurances	42
5.11	Discharge of Business Obligations	43
5.12	Maintenance of Books and Records	43
5.13	Payments Received	43
5.14	Use of Name	43
5.15	Software Escrow Agreement	43
5.16	Transitional Use of Retained Mark	44
5.17	UK Employee Information	44
5.18	Referrals	44
ARTICLE 6 COVENANTS OF THE BUYER		44
6.1	Consents and Closing Conditions	44
6.2	Books and Records	45
6.3	Further Assurances	46
6.4	Additional Buyer Entities	46
6.5	Pre-Closing Warranty Claims	46
6.6	Laptop and Desktop Computers	46
6.7	Payments Received	46
ARTICLE 7 TAX AND EMPLOYEE MATTERS		47
7.1	Proration of Taxes and Tax Return Filings	47
7.2	Value Added Tax	48
7.3	Employee Matters	48
7.4	UK Employees	50
7.5	Cooperation and Records Retention	53
ARTICLE 8 BUYER’S CONDITIONS TO CLOSING		53
8.1	Representations and Warranties	53
8.2	Performance of Covenants	53
8.3	Consents	53
8.4	No Litigation	53
8.5	No Orders	53
8.6	Antitrust Laws	54
8.7	Release of any Guarantor Obligations	54
8.8	Lien Releases	54
8.9	Closing Documents	54
ARTICLE 9 THE SELLERS’ CONDITIONS TO CLOSING		55
9.1	Representations and Warranties	55
9.2	Performance of Covenants	55
9.3	Consents	55
9.4	No Litigation	55
9.5	No Orders	55
9.6	Antitrust Laws	55
9.7	Closing Documents	56
ARTICLE 10 ITEMS TO BE DELIVERED AT CLOSING		56
10.1	Items to be Delivered by the Sellers	56
10.2	Items to be Delivered by the Buyer	57
10.3	Local Actions	58
10.4	Third Party Consents	58

- ii -

ARTICLE 11 TERMINATION		58
11.1	Termination by Mutual Consent	58
11.2	Termination by either Buyer Parent or Seller Parent	58
11.3	Termination by Buyer Parent	59
11.4	Termination by Seller Parent	59
11.5	Effect of Termination and Abandonment	59
ARTICLE 12 SURVIVAL; INDEMNIFICATION		59
12.1	Survival	59
12.2	Indemnification by Seller Parent	60
12.3	Indemnification by the Buyer	61
12.4	Notice of Claims	62
12.5	Mitigation of Losses; Adjustment to Purchase Price; No Consequential Damages	63
12.6	Payment of Buyer’s Loss	64
12.7	Exclusive Remedy	64
ARTICLE 13 MISCELLANEOUS		64
13.1	Notices	64
13.2	Amendment	65
13.3	Counterparts	66
13.4	Binding on Successors and Assigns	66
13.5	Severability	66
13.6	Waivers	66
13.7	Press Releases and Public Announcements	66
13.8	Headings	66
13.9	Supplemental Information; List of Schedules and Exhibits	66
13.10	Entire Agreement	68
13.11	Choice of Law	68
13.12	Venue	68
13.13	Waiver of Jury Trial Rights	69
13.14	No Third-Party Rights	69
13.15	Sales and Transfer Taxes	69
13.16	Expenses	69
13.17	Specific Performance	69
13.18	Dispute Resolution	69
13.19	Confidentiality	70
13.20	Compliance with Bulk Sales Laws	70
13.21	Survivability of Provisions After Termination	70

- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of this 20th day of June, 2012, by and among 3M COMPANY, a Delaware corporation (“Buyer Parent”), one or more subsidiaries of Buyer Parent to be designated pursuant to Section 6.4 (collectively with Buyer Parent, “Buyer”), FEDERAL SIGNAL CORPORATION, a Delaware corporation (“Seller Parent”), and those subsidiaries of Seller Parent listed on Schedule 1 (each, a “FS Tech Entity”, and collectively, the “FS Tech Entities”, and together with Seller Parent, each, a “Seller”, and collectively, the “Sellers”).

RECITALS

WHEREAS, the FS Tech Entities are engaged in the business of providing technology platforms and services to customers in the areas of:

(a)	Radio frequency identification technology (including, but not limited to, readers and tags) for applications such as tolling, electronic vehicle registration, parking and access control, asset management, cashless payments, and supply chain systems and supply chain management solutions;

(b)	automatic license plate recognition (ALPR) hardware and optical character recognition software (toll, traffic management and law enforcement operating and interface software) for the purposes of ALPR for applications such as electronic vehicle registration, automatic vehicle detection and identification solutions, traffic monitoring, automated site security solutions and electronic article surveillance (EAS) solutions;

(c)	technology systems for electronic toll collections (including back office operations software, transaction processing, customer account management and violation processing operations, cashless payment solutions, access control, congestion charging, traffic management, and port management software and operations services);

(d)	vehicle classification hardware and software for toll, Intelligent Transportation Systems Traffic Management and other transportation-related applications; and

(e)	parking and access control and parking lot management systems (hardware, software, operations and maintenance services),

collectively, the “Business”;

WHEREAS, the Sellers wish to grant, sell, convey, assign, transfer and deliver the Business to the Buyer, and the Buyer wishes to purchase the Business from the Sellers, in the manner and subject to the terms and conditions set forth herein; and

WHEREAS, each of the parties hereto desires to set forth certain representations, warranties and covenants, and to establish certain closing conditions, made to induce the others to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” shall mean with respect to any specified Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of more than 50% of voting equity ownership of such Person (or securities convertible or exchangeable into more than 50% of such voting equity ownership interest), by Contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Affiliated Group” means any affiliated group within the meaning of Internal Revenue Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Law that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or that requires premerger notification and approval of mergers, acquisitions, or other transactions.

“Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, salary continuation, retention, change-in-control, or termination pay, hospitalization or other medical, welfare benefits, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by Seller Parent, a FS Tech Entity or any Person for the benefit of Business Employees.

“Business” has the meaning set forth in the preface above.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks in the State of New York are authorized or required by Law to be closed for business.

“Business Employee” means an employee of Seller Parent or any FS Tech Entity who performs services primarily for the Business.

“Business Unit” means individually the business and operations of each of the following, which together comprise the Business: (i) Diamond Consulting Services Limited, organized under the laws of England, and IDRIS Technology Limited, organized under the laws of England; (ii) Federal Signal Technologies, LLC, a Delaware limited liability company; (iii) VESystems, LLC, a Delaware limited liability company; (iv) Sirit, Inc., organized in Canada, Sirit Corp., a Texas corporation, Federal Signal Technologies (Hong Kong) Limited, organized in Hong Kong, and Federal Signal do Brasil Participações Ltda, organized in Brazil; (v) Federal APD Incorporated, a Michigan corporation, Federal APD de Mexico, S.A. de C.V., organized in Mexico, and Federal APD do Brasil Ltda, organized in Brazil; and (vi) PIPS Technology Inc., a Tennessee corporation, and PIPS Technology Limited, organized under the laws of England.

“Buyer” has the meaning set forth in the preface above.

“Buyer Parent” has the meaning set forth in the preface above.

“Claim” means any and all liabilities, losses, damages, deficiencies, demands, claims, fines, penalties, interest, assessments, judgments, Liens, charges, orders, dues, assessments, Taxes and Proceedings of whatever kind and nature and all costs and expenses relating thereto, including fees and expenses of counsel, accountants and other experts, and other expenses of investigation and litigation.

“Closing Date Working Capital” means the Working Capital determined as of the close of business on the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as reflected in the provisions of sections 601 through 609 of ERISA, and any regulations or rules issued pursuant thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise or undertaking, whether written or oral and whether express or implied, that is legally binding.

“Current Assets” means, as of any date, the consolidated assets of the FS Tech Entities set forth on Exhibit B under the heading “Current Assets” and no other assets.

“Current Liabilities” means, as of any date, the consolidated liabilities of the FS Tech Entities set forth on Exhibit B under the heading “Current Liabilities” and no other liabilities.

“Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, wetlands, groundwater, sediments, drinking water supply, ambient air, species, plants, wildlife, animals and natural resources.

“Environmental Laws” means any Laws of any Governmental Authority in effect as of the Closing Date relating to the Environment (including, without limitation, ambient air, surface, water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the Environment including, without limitation, relating to (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, processing, distribution, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) pollution or protection of the Environment, health, safety or natural resources from Hazardous Substances; or (d) management of asbestos in buildings.

“Environmental Permits” means any authorizations, licenses, permits, plans, variances, approvals or registrations required by or issued pursuant to any Environmental Law by any Governmental Authority in connection with the Business or activities and operations at the Real Properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations or rules issued pursuant thereto.

“Escrow Agent” means Deutsche Bank Trust Company Americas.

“Estimated Working Capital Overage” means the amount, if any, by which the Working Capital Estimate exceeds the Target Working Capital.

“Estimated Working Capital Underage” means the amount, if any, by which the Target Working Capital exceeds the Working Capital Estimate.

“FS Tech Entities” has the meaning set forth in the preface above.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time and as consistently applied through the periods involved in accordance with Seller Parent’s “Standard Policies and Practices” of accounting, such policies and practices being set forth on Schedule 1.1A. Where the Seller Parent’s “Standard Policies and Practices” are silent or are not in compliance with GAAP, GAAP prevails.

“Governmental Authority” means any national, state, regional, county, municipal, local or foreign court, arbitral tribunal, agency, board, bureau or commission or other governmental or other regulatory authority or instrumentality anywhere in the world.

“Hazardous Substances” means (a) those substances, waste materials, raw materials or finished products, defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, each as in effect on the Closing Date, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions and radon; and (e) any pollutant, contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person will mean, without duplication, (a) all obligations of such Person for money borrowed, (b) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable including early termination fees whether or not the fees have been incurred prior to close, (c) all obligations of such Person issued or assumed for deferred purchase price payments, to the extent required to be accrued as a liability under GAAP, (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (e) all bank overdrafts of such Person, (f) all intercompany liabilities payable to Seller Parent or any Affiliate of Seller Parent (other than the FS Tech Entities), from any FS Tech Entity, and (g) all professional fees and liabilities (recorded or unrecorded) of such Person incurred prior to the Closing Date in conjunction with this transaction (including, but not limited to, attorneys’ fees, accountants’ fees and financial advisor fees). Notwithstanding the foregoing, for purposes of calculating the Closing Date Indebtedness Estimate and the Closing Date Indebtedness Amount pursuant to Section 2.6, “Indebtedness” shall not include any liabilities included among Current Liabilities.

“Intellectual Property” means the domain names and any rights available (including with respect to Technology) under patent, trademark, service mark, copyright or trade secret Law or any other statutory provision or common law doctrine in the United States or other country, irrespective of whether such rights are registered with a Governmental Authority, in all cases that are used or held for use primarily in the Business by the FS Tech Entities, including (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks (including all trademarks, service marks, certification marks, collective marks and service marks), trade dress, logos, trade names, and brand and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, all mask works, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all other proprietary rights, (f) all internet domains and all related registrations, (g) all copies and tangible embodiments thereof (in whatever form or medium), and (h) software (excluding off-the-shelf software).

“Knowledge” means, with respect to an individual and a given fact or matter, that such individual is actually aware of such fact or matter, after due inquiry. As used herein, the phrase “due inquiry” shall mean, with respect to any Person, such Person’s inquiry of direct reports who would reasonably be expected to have actual knowledge of relevant facts and circumstances.

“Knowledge of the Sellers”, or any similar reference, means the Knowledge of (a) any individual who, as of the date hereof, is serving, as a director or officer of Seller Parent or any FS Tech Entity, or (b) any individual that Seller Parent has specifically provided to respond to Buyer’s inquiries in connection with this transaction.

“Law” means any federal, state, local or foreign law, statute, rule, code, regulation, ordinance, Order, Permit or directive of, or issued by, any Governmental Authority, including, without limitation, the Antitrust Laws, and any Environmental Laws.

“Lease” means any written lease, sublease, rental agreement or license (and any related Contract, agreement, commitment, arrangement, undertaking or understanding) and all amendments, modifications and supplements thereof and waivers and consents thereunder pursuant to which a FS Tech Entity leases, subleases, rents or licenses any Property, either as lessor, lessee, landlord or tenant.

“Lien” means any mortgage, deed of trust, lien, pledge, Claim, charge, security interest, option, restriction on transferability or voting, limitation, easement, title defect or other adverse Claim of ownership or use, or other encumbrance of any kind, character or description, whether or not of record (including any deposit, conditional or installment sale, other title retention Contract or capital lease), any lease in the nature thereof, or any filing of, or agreement to give, any financing statement.

“Material Adverse Effect” means any change, development, effect, event or state of facts which, individually or in the aggregate, has had or reasonably could be expected to have a material adverse effect (i) on the Business, Assets, liabilities, capitalization, condition (financial or other) or results of operations of the Business, taken as a whole, or (ii) on the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect pursuant to clause (i) above: (a) any adverse change, event, development, or effect arising from or relating to (i) conditions affecting United States or foreign economic or capital markets generally, (ii) industry conditions which do not disproportionately impact the FS Tech Entities or the Business relative to other Persons who operate in the same industry as the FS Tech Entities, (iii) national or international political or social conditions (including the engagement in hostilities or the occurrence of any national emergency or war or the occurrence of any military or terrorist attack or the disruption of financial, banking or securities markets (including any decline in the price of any security or any market index)), provided that such conditions do not disproportionately impact the FS Tech Entities or the Business relative to other Persons who operate in the same industry as the FS Tech Entities, (iv) changes in GAAP which do not disproportionately impact the FS Tech Entities or the Business relative to other Persons who operate in the same industry as the FS Tech Entities, (v) changes in Laws issued by any Governmental Authority which do not disproportionately impact the FS Tech Entities or the Business relative to other Persons who operate in the same industry as the FS Tech Entities, (vi) the announcement of this Agreement or the transactions contemplated hereby or of the identity of the parties hereto; or (vii) the taking of any action contemplated by this Agreement and the Other Agreements contemplated hereby, and (b) any matter set forth in the Schedules (but only to the extent the consequences of such matter are described in the Schedules).

“Negative Closing Date Indebtedness Adjustment” means the amount, if any, by which the Closing Date Indebtedness Amount (as finally determined pursuant to Section 2.6(d)) exceeds the Closing Date Indebtedness Estimate.

“Negative Closing Date Working Capital Adjustment” means the amount, if any, by which the Working Capital Estimate exceeds the Closing Date Working Capital (as finally determined pursuant to Section 2.6(d)).

“Order” means any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, determination, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority (whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the ordinary course of conduct of the Business, which is consistent in nature, scope and magnitude with past practices of the FS Tech Entities (including with respect to quantity and frequency) and is taken in the ordinary course of the normal, day-to-day operations.

“Permit” means any material permit, authorization, approval, registration, license, franchise, certificate, exemption, waiver or variance issued or granted by or obtained from any Governmental Authority (excluding Environmental Permits).

“Permitted Encumbrances” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate Proceedings, (b) Liens disclosed in the Financial Statements, (c) restrictions on the use of software programs and related documents licensed from third parties, or (d)(i) Liens imposed by Law and incurred in the Ordinary Course of Business for obligations not yet due and payable to landlords, carriers, warehousemen, laborers, materialmen and the like, (ii) easements, building restrictions, rights of way, reservations and such similar encumbrances or charges against Real Property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the use thereof in the Business, (iii) the Liens set forth on Schedule 1.1B; and (iv) other Claims or other exceptions which are immaterial (provided that all UCC-1 financing statements, security agreements, or registrations or agreements pledging any interest in the Assets will be deemed to be material for purposes of this definition except as is contemplated under subpart (iii) above).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity or any agency, instrumentality or political subdivision of a Governmental Authority, or any other entity or body.

“Positive Closing Date Indebtedness Adjustment” means the amount, if any, by which the Closing Date Indebtedness Estimate exceeds the Closing Date Indebtedness Amount (as finally determined pursuant to Section 2.6(d)).

“Positive Closing Date Working Capital Adjustment” means the amount, if any, by which the Closing Date Working Capital (as finally determined pursuant to Section 2.6(d)) exceeds the Working Capital Estimate.

“Proceeding” means any Claim, assertion, notice of Claim or assertion, complaint, action, litigation, suit, proceeding, formal investigation, inquiry, audit or review of any nature, civil, criminal, regulatory, administrative or otherwise, or any grievance, arbitration or arbitration demand.

“Product Processing Agreement” means that certain product processing agreement to be entered into by Seller Parent (or an Affiliate of Seller Parent) and Buyer Parent at Closing, in substantially the form set forth in Exhibit I.

“Property” or “Properties” means, collectively, those real and personal properties and assets owned or used by the FS Tech Entities.

“Purchase Price” means the Estimated Purchase Price, plus the Positive Closing Date Working Capital Adjustment, minus the Negative Closing Date Working Capital Adjustment, plus the Positive Closing Date Indebtedness Adjustment, minus the Negative Closing Date Indebtedness Adjustment.

“Real Property” or “Real Properties” means those real properties owned, leased or used by the FS Tech Entities.

“Release” or “Releases” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means with respect to any Person, (a) any director, officer, partner, executor, trustee, employee, agent, consultant, advisor, or other representative of such Person, (b) any Person with respect to which such Person serves as a general partner or trustee (or in a similar capacity), and (c) legal counsel, accountants and financial advisors of such Person.

“Schedules” means that certain document delivered by Seller Parent to the Buyer on or prior to the date of this Agreement which states that it is the disclosure schedules referred to in this Agreement.

“Seller Parent” has the meaning set forth in the preface above.

“Sellers” has the meaning set forth in the preface above.

“Supply Agreement” means that certain supply agreement to be entered into by Seller Parent (or an Affiliate of Seller Parent) and Buyer Parent at Closing, in substantially the form set forth in Exhibit F.

“Target Working Capital” means: (a) if the Closing Date is on or before September 4, 2012, 23 Million Dollars ($23,000,000), or (b) if the Closing Date is on or after September 5, 2012, Twenty-Four Million Eight Hundred Thousand Dollars ($24,800,000).

“Tax” or “Taxes” shall mean all federal, territorial, state, provincial, local or foreign government taxes, levies, assessments, duties, imposts or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, profits, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, excise, capital, wage, employment, payroll, withholding, Social Security, Medicare, severance, occupation, import, custom, duties, stamp, documentary, mortgage, registration, alternative, add-on minimum, environmental, franchise or other governmental taxes or charges of any kind whatsoever, imposed by any Governmental Authority responsible for the imposition of any such tax, including any interest, penalties, fines or additions to tax applicable or related thereto.

“Tax Return” means collectively: (a) all reports, declarations, filings, questionnaires, estimates, returns, information statements and similar documents relating to, or required to be filed in respect of, any Taxes, including, without limitation, any amendments thereof; and (b) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other Tax provision of federal, territorial, state, provincial, local or foreign Law, including, without limitation, any amendments thereof; and the term “Tax Return” means any one of the foregoing Tax Returns.

“Technology” means, collectively, designs, formulae, methods, techniques, ideas, data, improvements, inventions, software and other similar materials, and all recordings, graphs, drawings, reports, analyses, and know-how and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing, in all cases that, are used or held for use primarily in the Business by the FS Tech Entities.

“Transition Services Agreement” means that certain transition services agreement to be entered into by Seller Parent (or an Affiliate of Seller Parent) and Buyer Parent at Closing, in substantially the form set forth in Exhibit E.

“TULCRA” means the Trade Union and Labour Relations (Consolidation) Act 1992 (United Kingdom).

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (United Kingdom).

“UK Employees” means each and all of the persons wholly or mainly employed by one or more of the Sellers in the Business in England at the opening of business in England on the Closing Date (being those persons whose details are set out in Schedule 3.7(a) as at the date of this Agreement as such Schedule is updated by the Seller Parent immediately prior to Closing).

“Working Capital” means (a) the aggregate Current Assets less (b) the aggregate Current Liabilities, calculated in accordance with GAAP and consistent with the sample calculation set forth on Exhibit A.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the sections indicated:

Allocation	§	2.9(a)
Anticorruption Laws	§	3.21(a)
Apportioned Obligations	§	7.1(a)
Assets	§	2.1
Assignment and Assumption Agreement	§	10.1(f)
Assumed Contracts	§	2.1(e)
Assumed Liabilities	§	2.3

Buyer 401(k) Plan	§	7.2(f)
Buyer Indemnified Parties	§	12.2(a)
Buyer’s Cap	§	12.3(b)
Buyer’s Floor	§	12.3(b)
Buyer’s Loss	§	12.2(a)(i)
California Neology Case	§	2.3(f)
CERCLA	§	1.1
Closing	§	2.5(b)
Closing Date	§	2.5(b)
Closing Date Balance Sheet	§	2.6(c)
Closing Date Indebtedness Amount	§	2.6(c)
Closing Date Indebtedness Estimate	§	2.6(b)
Closing Date Statement	§	2.6(c)
Competitive Business	§	5.9(a)
Confidential Information	§	5.6
Confidentiality Agreement	§	5.4(a)
Combined Financial Statements	§	3.2(a)
Date of Final Closing Date Statement	§	2.6(d)
Debt Instruments	§	3.6(a)
Delaware Neology Case	§	2.3(f)
Dispute	§	13.18
Employee Plans	§	3.7(d)
Equitable Exceptions	§	3.1(c)
Escrow Agreement	§	2.7
Escrowed Proceeds	§	2.6(a)(i)
Estimated Purchase Price	§	2.6(a)
Excluded Assets	§	2.2
Final Allocation	§	2.9(a)
Final Closing Date Balance Sheet	§	2.6(d)
Final Closing Date Statement	§	2.6(d)
Financial Statements	§	3.2(a)
Fundamental Representations	§	12.1
FS Tech Employee Plans	§	3.7(d)
FS Tech Software	§	3.5(c)
Government Official	§	3.21(b)
Indemnified Party	§	12.4(a)
Indemnifying Party	§	12.4(a)
Independent Accountant	§	2.6(d)
Insurance Policies	§	3.6(c)
Intellectual Property Licenses	§	3.5(a)
Interim Financial Statements	§	3.2(a)
Labor Laws	§	3.7(b)
Losses	§	12.5(b)
Material Contract	§	3.6(b)
Neology Lawsuits	§	2.3(f)
Non-Transferring Employee Letter	§	7.3(c)
Other Agreements	§	3.1(c)
Outside Closing Date	§	11.2
Permitted Integration System	§	5.9(c)
Permitted Products	§	5.9(c)
Personal Property	§	3.4(c)

Personal Property Leases	§	3.4(c)
Post-Closing Tax Period	§	7.1(a)
Pre-Closing Tax Period	§	7.1(a)
Preliminary Allocation	§	2.9(a)
Preliminary Statement	§	2.6(b)
Principals	§	13.18
Purchase Price Adjustment	§	2.6(e)
Real Property Lease	§	3.4(b)
Restrictive Covenants	§	5.9(d)
Retained Liabilities	§	2.4
Retained Mark	§	2.2(j)
Sale Bonus Agreement	§	3.7(i)
Seller Pension Plan	§	7.3(f)
Seller 401(k) Plan	§	7.3(f)
Seller Indemnified Parties	§	12.3(a)
Seller Employee Plans	§	3.7(d)
Seller’s Cap	§	12.2(b)
Seller’s Floor	§	12.2(b)
Seller’s Loss	§	12.3(a)(i)
Software Escrow Agent	§	5.15(a)
Software Escrow Agreement	§	5.15(a)
Software Escrow Materials	§	5.15(a)
Straddle Period	§	7.1(a)
Substitute Performance Collateral	§	6.1(d)
Third Party Claim	§	12.4(a)
Transfer Taxes	§	13.15
Transferring Employee	§	7.3(c)
VAT	§	7.2
Working Capital Estimate	§	2.6(b)

1.3 Interpretation. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Terms defined in the singular shall have correlative meanings when used in the plural, and vice versa. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

In addition, each representation and warranty set forth in this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or breach of the initial representation or warranty. No investigation by or Knowledge of a party or its Representatives, before or after the Closing, will affect in any manner any representation, warranty, covenant or agreement of another party set forth in this Agreement or such party’s right to rely thereon, and all representations, warranties, covenants and agreements will survive any such investigation.

This Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the parties.

ARTICLE 2

PURCHASE AND SALE

2.1 Assets. At the Closing and except as otherwise specifically provided in this Section 2.1, upon and subject to the terms and conditions of this Agreement, the Sellers shall grant, sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all right, title and interest of the Sellers in and to (a) the Business as a going concern, and (b) all of the assets, properties and rights of the Sellers used or held for use primarily in the Business, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated (which Business, name, goodwill, assets, properties and rights are herein sometimes called the “Assets”), free and clear of all Liens of any nature whatsoever except for the Permitted Encumbrances, including, without limitation, the following items used or held for use primarily in the Business:

(a) all machinery, equipment, tools, vehicles, furniture, furnishings, leasehold improvements, goods, and other Personal Property;

(b) all Real Property Leases and all Personal Property Leases;

(c) all prepaid items, unbilled costs and fees, and accounts, notes and other receivables included in Current Assets as set forth on the Final Closing Date Balance Sheet;

(d) all supplies, inventories, office equipment and other supplies;

(e) to the extent transferable and subject to Section 10.4 in that regard, all rights under any Contract, Lease, plan, instrument, registration, certificate of occupancy, Permit, Environmental Permit, or approval of any nature, or other document, commitment, arrangement, undertaking, or practice (excluding employment-related agreements) and any accrued benefit (deferred cost or unbilled account receivable) which results from performance under the terms of such Contract (the “Assumed Contracts”);

(f) all pending insurance claims, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities (as defined below) prior to Closing but only to the extent a loss related to such claim is not reflected in a specific reduction in the value of Current Assets as set forth on the Final Closing Date Balance Sheet;

(g) all Intellectual Property;

(h) all content/data and collections of content/data (e.g. data bases and websites used in the Business or under development);

(i) all FS Tech Software (including documentation and related object and source codes) currently used, or in development for use, by the Sellers as part of the Business, and all other software used or held for use primarily in the operation of the Business, including but not limited to the software listed in Schedule 2.1(i);

(j) all rights under express or implied warranties relating to the Assets;

(k) all Claims of the Sellers against third parties relating to the Assets;

(l) all Current Assets;

(m) except as is contemplated by Section 2.2(j), the corporate names set forth on Schedule 1 and all goodwill associated therewith;

(n) all telephone and fax numbers;

(o) all books and records relating to the Assets and the Business except to the extent required by Law or otherwise specifically excluded under Section 2.2;

(p) all bank accounts of the Business, a list of which is set forth in Schedule 3.11; and

(q) all information, files, records, data, plans, contracts and recorded knowledge, including customer and supplier lists, related to the foregoing.

Schedule 2.1(r) sets forth a list of all material Assets located at the University Park, Illinois facility, all of which shall constitute Assets hereunder except to the extent identified on Schedule 2.2(k) as an Excluded Asset.

2.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a) any assets of the Sellers not relating to or used or held for use primarily in the Business;

(b) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organization and actions of the FS Tech Entities;

(c) the rights which accrue or will accrue to the Sellers under this Agreement and the Other Agreements;

(d) all rights under any written or oral employment-related contract, agreement, commitment, arrangement, understanding, practice or authorization, except that any obligations of confidentiality and assignment of Intellectual Property shall be included as Assets, and all personnel and medical records of any current or former Business Employee to the extent the transfer of such records is prohibited by Law;

(e) all cash or cash equivalents in transit, in hand or in bank accounts, with the exception of any cash or cash equivalents, in transit, in hand or in bank accounts that was collected on behalf of customers, is in the custody of a FS Tech Entity at Closing and will be remitted to customers;

(f) except to the extent included in Section 2.1(f), all interest in and rights under insurance policies, including but not limited to life insurance and directors and officers liability policies, and proceeds of insurance;

(g) all Benefit Plans including any underlying assets, agreements, policies and rights in connection therewith;

(h) all rights and benefits of every kind relating to the Excluded Assets and the Retained Liabilities;

(i) consistent with Section 5.8, all accounts receivable due from any FS Tech Entity to Seller Parent or an Affiliate (excluding the other FS Tech Entities);

(j) all rights to the “Federal Signal” trademarks, service marks, certification marks, collective marks, trade dress, logos, trade names, and brand and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, the “Retained Mark”);

(k) the other assets, properties or rights set forth on Schedule 2.2(k); and

(l) consistent with Section 5.8, all accounts payable to any FS Tech Entity from Seller Parent or an Affiliate (excluding the other FS Tech Entities).

2.3 Assumed Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 2.3, the Buyer shall assume and agree to pay, discharge or perform, as appropriate, only the following liabilities and obligations of the FS Tech Entities (collectively, the “Assumed Liabilities”):

(a) the Current Liabilities, as set forth on the Final Closing Date Balance Sheet;

(b) to the extent accrued on the Final Closing Date Statement, any liabilities and obligations arising from the recall, design defect or other warranty Claims for any products manufactured or sold or services performed prior to the Closing Date, regardless of when such Claims are made or asserted;

(c) subject to the specific indemnification provisions of Seller Parent set forth in Section 7.4(d)(i) and (ii), any liabilities and obligations arising in respect of the UK Employees to the extent that such liabilities and obligations are transferred to Buyer as a matter of law pursuant to TUPE;

(d) any liabilities and obligations arising from the use of the Assets or the operation of the Business by Buyer after the Closing Date, but only to the extent that such liabilities and obligations do not arise from or relate to any breach by the Company of any obligations under any provision of any of the Assumed Contracts or any applicable Law that occurred on or before the Closing Date and except as is contemplated by Section 2.3(b) above;

(e) any liabilities and obligations arising under the Assumed Contracts, Real Property Leases and Personal Property Leases, but only to the extent that such liabilities and obligations (i) arise on or after the Closing Date; and (ii) do not arise from or relate to any breach by the Sellers of any obligations under any provision of any such Assumed Contract, Real Property Lease or Personal Property Lease that occurred on or before the Closing Date;

(f) subject to the exclusions set forth in Section 2.4(g) and the specific indemnification provisions of Seller Parent set forth in Section 12.2(a)(i)(F) and any related Claims made under Section 12.2(a)(ii) (subject to the applicable limitations set forth in Article 12), liabilities and obligations of the FS Tech Entities arising from events occurring after the Closing Date relating to Case No. 1:11-CV-00672, Neology v. Federal Signal Corporation, et al. filed in the U.S. District Court of Delaware (Wilmington) on July 29, 2011 (the “Delaware Neology Case”), and Case No. 2:12-CV-04422-GHK-JPR, Neology v. Federal Signal Corporation, et al. filed in the U.S. District Court for the Central District of California (Los Angeles) on May 21, 2012 (the “California Neology Case”, and together with the Delaware Neology Case, the “Neology Lawsuits”); and

(g) any liability arising from unpaid vacation pay as of the Closing Date, but only to the extent that which has been accrued for on the Final Closing Date Balance Sheet.

2.4 Retained Liabilities. In no event shall the Buyer assume or incur any liability or obligation under Section 2.3 or otherwise in respect of any liabilities or obligations of the Sellers or with respect to the Business prior to the Closing Date other than the Assumed Liabilities and the Sellers shall remain solely liable for all such liabilities and obligations (the “Retained Liabilities”), including the following:

(a) except as is contemplated by Section 2.3(b) above, any product liability or similar claim for any injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, agreement or guarantee made by any FS Tech Entity, or alleged to have been made by any FS Tech Entity, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold or leased by or on behalf of such FS Tech Entity prior to the Closing Date, including without limitation any claim relating to any product delivered prior to the Closing in connection with the performance of such service and any claim seeking recovery for direct, incidental, special, or consequential damage, lost revenue or income;

(b) any federal, state, foreign or local income or other Taxes (x) payable with respect to the Business, Assets, properties or operations of the Sellers or any member of any Affiliated Group of which either is a member for any period prior to the Closing Date, or (y) assessed against the Sellers and incident to or arising as a consequence of the negotiation or consummation by the Sellers or any member of any Affiliated Group of which either is a member of this Agreement and the transactions contemplated hereby;

(c) any liability or obligation under or in connection with the Excluded Assets;

(d) except as is contemplated by Sections 2.3(c) and (g) above, any liability or obligation arising prior to or as a result of the Closing to any employee(s), agents or independent contractors of the Sellers, whether or not employed by the Buyer after the Closing, or under any compensation or benefit arrangement with respect thereto, including but not limited to liabilities to third parties with respect to any such benefit arrangement. For purposes of this subsection (d), (x) the term “employees” shall include without limitation former employees as well as the family members of current and former employees, and (y) the term “liability or obligation” shall include any monies owed or that may be owed pursuant to any contract, agreement or understanding, written or verbal, between any Seller and any employee or former employee of any Seller;

(e) any liability or obligation arising prior to the Closing Date related to any real estate and/or environmental matters;

(f) any liability or obligation related to any action, suit, Proceeding, demand, assessment or judgment arising from events occurring on or before the Closing Date of any nature whatsoever, including, but not limited to, (A) Case No. 3:10-CV-00146 Alan K. Sefton v. Federal Signal Corporation, FS PIPS UK and Federal Signal of Europe BV y CIA, SC filed in the U.S. District Court, Eastern District of Tennessee (Knoxville) on April 5, 2010, and (B) the demand from Global Telecommunications Services, Buenos Aires, Argentina;

(g) any liability or obligation attributable to the infringement of third party intellectual property arising from any service performed or any product used, manufactured or sold by any Seller prior to the Closing Date, including but not limited to such liabilities or obligations arising from or in connection with the Neology Lawsuits;

(h) any liability or obligation of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of the Sellers’ counsel, accountants, financial advisors, and other experts;

(i) any liability or obligation of the Sellers arising from or incurred in connection with trade compliance, including but not limited to that related to compliance with applicable customs, export controls and sanctions, country of origin, product marking, anti-boycott, free trade agreement and hazardous materials Laws, regulations, rulings, Permits, licenses and Orders;

(j) any liability or obligation of the Sellers to pay bonuses or other compensation to any current or former employee of the Business as a result of the transactions contemplated by this Agreement (including but not limited to any liability or obligation under the Sale Bonus Agreements);

(k) any liability or obligation of the Sellers with respect to any defined benefit pension plan in which any of the current or former employees of the Business currently participate or have at any time participated;

(l) any liability or obligation of the Sellers relating to stock-based compensation (including stock options, restricted stock, restricted stock units and performance share units) granted to or held by any current or former employee of the Business;

(m) any liability or obligation of the Sellers relating to deferred compensation, workers compensation or long-term incentive compensation of each current or former employee of the Business arising on or before the Closing Date;

(n) any other liability or obligation of the Sellers of any kind relating to Business Employees who do not become Transferring Employees, whether such liability or obligation arises on, before, or after the Closing Date; or

(o) except as is contemplated by Section 2.3(b), any liabilities and obligations arising from the recall, design defect or other warranty Claims for any products manufactured or sold or services performed prior to the Closing Date, regardless of when such Claims are made or asserted.

2.5 Closing.

(a) At the Closing,

(i) The Sellers will deliver to the Buyer the various items, certificates, instruments and documents referred to in Section 10.1; and

(ii) The Buyer will deliver to the Sellers various items, certificates, instruments and documents referred to in Section 10.2.

(b) The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at a location or locations mutually satisfactory to the parties hereto commencing at 9:00 a.m. local time (i) on the later of September 4, 2012 or on the first Business Day of the month immediately following the date upon which all of the conditions to Closing set forth in Article 8 and Article 9 have been satisfied or waived (provided that if such date occurs during the month of September 2012, the Closing shall be held on September 28, 2012), or (ii) on such other date as Buyer Parent and Seller Parent may mutually agree in writing (the “Closing Date”).

2.6 Purchase Price.

(a) The “Estimated Purchase Price” shall be equal to One Hundred Ten Million Dollars ($110,000,000), plus the Estimated Working Capital Overage, if any, minus the Estimated Working Capital Underage, if any, minus the Closing Date Indebtedness Estimate. At the Closing, the Buyer shall pay or deliver the Estimated Purchase Price as follows:

(i) To the Escrow Agent, the amount of Twenty Two Million Dollars ($22,000,000) (the “Escrowed Proceeds”); and

(ii) In accordance with a funds flow memorandum to be agreed upon by the Seller Parent and the Buyer Parent at least three (3) Business Days prior to the Closing Date, the Estimated Purchase Price less the Escrowed Proceeds, payable by wire transfer of immediately available funds.

(b) At least five (5) Business Days prior to the Closing Date, Seller Parent shall deliver to Buyer Parent (i) a statement (the “Preliminary Statement”), which shall set forth a good faith estimate of (A) the Closing Date Working Capital (the “Working Capital Estimate”) and (B) the Indebtedness of each FS Tech Entity as of immediately prior to the Closing (the “Closing Date Indebtedness Estimate”) and (ii) a good faith estimate of a balance sheet of the Business that includes all assets and liabilities to be sold to Buyer as of immediately prior to the Closing, in each case reasonably satisfactory to Buyer Parent. The calculation of the Working Capital Estimate as set forth in the Preliminary Statement shall be made in accordance with the sample calculation set forth on Exhibit A hereto and the principles set forth on Exhibits B and C. The Preliminary Statement shall also set forth (x) the Estimated Working Capital Overage, or (y) the Estimated Working Capital Underage.

(c) As soon as reasonably practicable, but not later than ninety (90) calendar days after the Closing Date, Buyer Parent shall (i) prepare a statement (the “Closing Date Statement”) setting forth (A) the calculation of the Closing Date Working Capital, (B) the Indebtedness of each FS Tech Entity as of immediately prior to the Closing (the “Closing Date Indebtedness Amount”), and (C) the Purchase Price Adjustment; (ii) prepare a balance sheet of the Business that includes all assets and liabilities sold to Buyer as of immediately prior to the Closing (the “Closing Date Balance Sheet”); and (iii) deliver to Seller Parent such Closing Date Statement and Closing Date Balance Sheet. The calculation of the Closing Date Working Capital in the Closing Date Statement shall be made in accordance with the sample calculation set forth on Exhibit A hereto and the principles set forth on Exhibits B and C hereto.

(d) If Seller Parent has any objections to the Closing Date Statement or the Closing Date Balance Sheet, Seller Parent will deliver to Buyer Parent a statement setting forth its objections thereto in reasonable detail. If a statement of objections is not delivered to Buyer Parent within thirty (30) calendar days after Seller Parent’s receipt of the Closing Date Statement and the Closing Date Balance Sheet, the Closing Date Statement and the Closing Date Balance Sheet will be final, binding and non-appealable by the parties hereto. For purposes of Seller Parent’s review of the Closing Date Statement and the Closing Date Balance Sheet, Buyer Parent shall make available to Seller Parent the workpapers of Buyer Parent and its accountants generated in connection with the preparation of the Closing Date Statement and the Closing Date Balance Sheet (subject to the execution of customary releases and confidentiality agreements). If Seller Parent objects to the Closing Date Statement or the Closing Date Balance Sheet and Seller Parent and Buyer Parent do not resolve Seller Parent’s objections on a mutually agreeable basis within thirty (30) calendar days after Buyer Parent’s receipt of Seller Parent’s objections, the remaining disputed items shall be submitted for resolution to KPMG LLP (the “Independent Accountant”), and the Independent Accountant shall be given access to all materials and information reasonably requested by it for such purpose. In resolving any disputed item, the Independent Accountant (i) shall be bound by the provisions of this Section 2.6, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item, and (iii) shall limit its decision to such items as are in dispute. The fees, costs and expenses of the Independent Accountant shall be borne by Buyer Parent, on the one hand, and Seller Parent, on the other hand, in inverse proportion to their relative success in the resolution of such disputed items. The Independent Accountant’s determination of all such matters shall be binding on the Buyer and Seller Parent and shall not be subject to appeal. Upon the agreement of Buyer Parent and Seller Parent or the decision of the Independent Accountant, then the Closing Date Statement, as so adjusted (if applicable) (the “Final Closing Date Statement”), and the Closing Date Balance Sheet, as so adjusted (if applicable) (the “Final Closing Date Balance Sheet”), shall be final, conclusive and binding against Buyer Parent and Seller Parent. The “Date of the Final Closing Date Statement” shall mean the date on which Buyer Parent and Seller Parent agree on the Final Closing Date Statement and the Final Closing Date Balance Sheet or the date of the Independent Accountant’s decision as to the Final Closing Date Statement and the Final Closing Date Balance Sheet, as applicable.

(e) If the Estimated Purchase Price is less than the Purchase Price, then Seller Parent shall be entitled to receive, promptly and in any event within five (5) Business Days following the Date of the Final Closing Date Statement, from Buyer Parent an amount equal to such deficiency. If the Estimated Purchase Price exceeds the Purchase Price, then Buyer Parent shall be entitled to receive, promptly and in any event within five (5) Business Days following the Date of the Final Closing Date Statement, from Seller Parent an amount equal to such excess. The amount of any payment to be made pursuant to this Section 2.6(e) (the “Purchase Price Adjustment”) shall be paid in immediately available funds.

2.7 Escrow. At or prior to the Closing, Seller Parent and Buyer Parent shall enter into an escrow agreement with the Escrow Agent with respect to the Escrowed Proceeds (the “Escrow Agreement”), in substantially the form set forth in Exhibit D hereto. The Escrowed Proceeds shall be administered in accordance with the Escrow Agreement. The Escrowed Proceeds will be held by the Escrow Agent for payment pursuant to Article 12 (“Survival; Indemnification”) and the Escrow Agreement.

2.8 Prorations. With respect to accrued Real Property, Personal Property and other Taxes, utility and similar payments arising from the ownership or use of the Assets and the operation of the Business, the accrued rents and other payments under the Real Property Leases, the Personal Property Leases and the Assumed Contracts and similar accrued items all as relating to a Straddle Period, the Buyer shall be responsible for the pro rata portion thereof based upon the number of days in such Straddle Period following the Closing Date as a percentage of the total number of days in such Straddle Period.

2.9 Purchase Price Allocation.

(a) The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code), increased or decreased, as the case may be, by the Purchase Price Adjustment, shall be allocated among the Assets in accordance with Section 1060 of the Code and Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation”). To the extent necessary to determine the amount of Transfer Taxes or other Taxes required to be paid at or in connection with the Closing, a preliminary Allocation (the “Preliminary Allocation”) shall be prepared by Duff & Phelps at least thirty (30) days prior to the Closing Date. The Seller Parent shall be responsible for one-third (1/3) of the fees and costs of the engagement of Duff & Phelps but only up to the amount of $16,667. The Buyer Parent shall be responsible for all the remaining fees and costs of the engagement of Duff & Phelps. Seller Parent and Buyer Parent shall work in good faith to resolve any disputes relating to the Preliminary Allocation. The engagement of Duff & Phelps shall include reasonable assurances of confidentiality and use of information of Seller Parent,

Buyer Parent and their respective Affiliates. If Seller Parent and Buyer Parent are unable to resolve any such dispute regarding the Preliminary Allocation within ten (10) days of Seller Parent’s delivery of the Preliminary Allocation to Buyer Parent, such dispute shall be resolved promptly by the Independent Accountant, the costs of which shall be borne equally by Seller Parent and Buyer Parent. Within sixty (60) days after the determination of the Purchase Price Adjustment, Duff & Phelps shall deliver to Seller Parent and Buyer Parent a final Allocation (the “Final Allocation”). Seller Parent and Buyer Parent shall work in good faith to resolve any disputes relating to the Final Allocation. If Seller Parent and Buyer Parent are unable to resolve any such dispute regarding the Final Allocation within ten (10) days of Seller Parent’s delivery of the Final Allocation to Buyer Parent, such dispute shall be resolved promptly by the Independent Accountant, the costs of which shall be borne equally by Seller Parent and Buyer Parent.

(b) If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Final Allocation shall be adjusted in a manner consistent with the procedures set forth in Section 2.9(a) above and in accordance with Treasury Regulations Section 1.1060-1(c).

(c) Seller Parent and Buyer Parent shall file all Tax Returns (including IRS Form 8594) consistent with the Final Allocation. Neither Seller Parent nor Buyer Parent shall take any tax position inconsistent with such Final Allocation and neither Seller Parent nor Buyer Parent shall agree to any proposed adjustment to the Final Allocation by any Tax authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Seller Parent or Buyer Parent from settling any proposed deficiency or adjustment by any Tax authority based upon or arising out of the Final Allocation, and neither Seller Parent nor Buyer Parent shall be required to litigate before any court any proposed deficiency or adjustment by any Tax authority challenging such Final Allocation. Not later than thirty (30) days prior to the filing of their respective IRS Forms 8594 relating to this transaction, each of Seller Parent and Buyer Parent shall deliver to the other party a copy of its Form 8594.

2.10 Title and Risk. Title to the Assets shall not pass until Closing.

(a) The Sellers shall continue to carry on the Business for their own benefit and at their own risk up to Closing. The Assets shall be at the risk of the Buyer from Closing.

(b) In relation to Assets owned by Sellers and located in England, those Assets are sold with full title guarantee.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER PARENT

Seller Parent hereby gives to the Buyer the following representations and warranties; provided, however, that the representations and warranties of this Article 3 shall be qualified by any exceptions disclosed in the Schedules corresponding to the enumerated section of this Article 3 and to any other section of this Article 3 to which any such disclosure is reasonably apparent.

3.1 Status of the Sellers.

(a) Corporate Existence and Status.

(i) The Sellers are corporations or limited liability companies, as the case may be, duly organized, validly existing, and in good standing (to the extent the concept of good standing is applicable in their jurisdiction of incorporation) under the Laws of their respective jurisdictions of incorporation or formation.

(ii) Each Seller is qualified to do business and is in good standing (to the extent the concept of good standing is applicable in a particular jurisdiction) in all jurisdictions in which the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification necessary.

(b) Corporate Power. Each FS Tech Entity has all requisite corporate or limited liability company power and authority to own and lease its Properties and otherwise to conduct the Business in all material respects as currently conducted.

(c) Authorization.

(i) Each Seller has the right, power and authority to enter into this Agreement and each other agreement, instrument or other document required to be executed by such Seller hereunder (collectively, the “Other Agreements”), to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and the Other Agreements.

(ii) The execution and delivery by each Seller of this Agreement and the Other Agreements to which it is a party, and the consummation by each Seller of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which it is a party, have been duly authorized by all necessary corporate or limited liability company action on the part of such Seller, are in compliance with its governing documents (including its certificate of incorporation and bylaws or other comparable governing documents) and applicable Law, and no additional corporate action is necessary to authorize the execution and delivery of this Agreement and the Other Agreements by any of the Sellers.

(iii) This Agreement and the Other Agreements to which each Seller is a party constitute legal, valid and binding agreements of such Seller enforceable against it in accordance with their respective terms, except to the extent that such enforceability may be limited by (A) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation or similar Laws relating to the enforcement of creditors’ rights generally, (B) the availability of the remedies of specific performance or injunctive relief which may be subject to the discretion of the court before which any Proceeding for such remedies may be brought, or (C) the exercise by any court of its discretion in invoking general principles of equity (the “Equitable Exceptions”).

(d) Absence of Violations or Conflicts. Except as disclosed in Schedule 3.1(d) or as required under the Antitrust Laws, the execution and delivery by each Seller of this Agreement and the Other Agreements to which such Seller is a party and the consummation by each Seller of the transactions contemplated by, or other compliance with or performance under, this Agreement and such Other Agreements by such Seller, do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, result in the acceleration of, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any Lien or other adverse Claim other than Permitted Encumbrances upon any Properties of any FS Tech Entity under (i) any Material Contract, Lease, Intellectual Property License or Debt Instrument to which such FS Tech Entity is a party or by which it or its respective properties or assets may be bound, (ii) any Order of any Governmental Authority to which such Seller or any of its respective Properties are subject or bound, (iii) to the Knowledge of the Sellers, any applicable Law, or (iv) any governing documents of any Seller (including its certificate of incorporation and bylaws or other comparable documents).

(e) No Governmental Consents Required. Except as set forth in Schedule 3.1(e) or as may be required under the Antitrust Laws, no consent, Permit, Environmental Permit, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority by or with respect to any Seller is required in connection with its execution or delivery of this Agreement or the Other Agreements to which it is a party or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by such Seller, excluding, however, such filings as may be required under the Antitrust Laws.

(f) Title. The Sellers have good, valid and marketable title to, or a valid leasehold interest or license in, the Assets including without limitation all properties and assets reflected in the Interim Financial Statements (except for inventory sold since the date thereof in the Ordinary Course of Business), free and clear of all Liens and other encumbrances and defects of title of any nature whatsoever other than Permitted Encumbrances and the Liens set forth on Schedule 3.1(f).

3.2 Financial Matters.

(a) Financial Statements. Seller Parent has previously delivered to the Buyer true and complete copies of (i) the unaudited combined financial statements of the FS Tech Entities as of December 31, 2010 and December 31, 2011 consisting of a combined balance sheet as of such date and the related income statement for the twelve-month period then ended (the “Combined Financial Statements”), and (ii) the unaudited combined balance sheet of the FS Tech Entities as of March 31, 2012 and the related unaudited combined statement of income for the three-month period ended as of March 31, 2012 (the “Interim Financial Statements” and together with Combined Financial Statements, the “Financial Statements”). The Combined Financial Statements: (i) have been prepared in accordance with GAAP throughout the periods covered thereby (except for the absence of footnote disclosure and except as otherwise described in the exceptions set forth on Schedule 3.2(a)); (ii) fairly present, in all material respects, the combined financial position and results of operations of the FS Tech Entities as of the dates and for the years indicated; and (iii) are consistent in all material respects with the books and records of the FS Tech Entities. The Interim Financial Statements: (i) have been prepared in accordance with GAAP throughout the periods covered thereby (except for the absence of footnote disclosure and except as otherwise described in the exceptions set forth on Schedule 3.2(a)); (ii) fairly present, in all material respects, the combined financial position and results of operations of the FS Tech Entities as of the dates and for the period indicated; (iii) are consistent in all material respects with the books and records of the FS Tech Entities; and (iv) subject to ordinary year-end adjustments commonly reserved for year-end financial statements.

(b) Absence of Material Changes or Events. Except as set forth on Schedule 3.2(b), since March 31, 2012, with respect to each FS Tech Entity, there has not been any:

(i) Material Adverse Effect;

(ii) material damage, destruction, condemnation, loss of Assets (whether or not covered by insurance) or other event;

(iii) sale, lease, abandonment or other disposition of any Assets, except in the Ordinary Course of Business;

(iv) increase or enhancement of the compensation or benefits of any Business Employees other than in the Ordinary Course of Business;

(v) Indebtedness, including any indebtedness for money borrowed, or mortgaged, pledged or subjecting of any of the Assets to any Lien, conditional sales contract or other encumbrance of any nature whatsoever, or guaranteed any Indebtedness or liabilities of any third Person, other than any professional fees and liabilities incurred in connection with the transactions contemplated hereby;

(vi) amendment, termination or cancellation of any Material Contract, Real Property Lease, Personal Property Lease, Intellectual Property License, Debt Instrument, Insurance Policy, commitment, or plan to which such entity is a party or by which such entity is bound;

(vii) actual or threatened labor trouble, strike or other occurrence, event or condition or any similar character which has had or might have an adverse effect on its Business, operations, or Assets;

(viii) change of the accounting principles followed or the methods of applying such principles;

(ix) making, revoking or amending any Tax election, changing any method of Tax accounting or Tax procedure or practice, settling, or compromising any Tax contest with respect to the any of the FS Tech Entities and, if any such action will be binding on the Buyer or its Affiliates after the Closing Date, creating a Lien on, or otherwise impacting the Tax position of the Buyer or its Affiliates with respect to the Assets;

(x) failure to use commercially reasonable efforts to preserve intact the Sellers’ Business organization, or willfully engaged in any act or omission that would be reasonably likely to cause the Sellers to fail to (i) keep available the services of its employees; or (ii) preserve the goodwill of and maintain satisfactory relationships with any material customers or suppliers;

(xi) failure to take commercially reasonable actions to maintain, in all material respects, the condition of the Assets;

(xii) material transactions other than in the Ordinary Course of Business; or

(xiii) taking, or agreement to take, any action or failure to take, or agreement not to take, any action that would result in the occurrence of any of the foregoing.

(c) Absence of Undisclosed Liabilities. Except (i) as referenced in the Financial Statements, (ii) for liabilities and obligations arising since March 31, 2012 in the Ordinary Course of Business, (iii) for liabilities and obligations such as contractual obligations which would not be required to be disclosed in the Financial Statements, or (iv) as set forth on Schedule 3.2(c), no FS Tech Entity has any Indebtedness or material obligations or liabilities including any liability for Taxes. For the avoidance of doubt, “obligations or liabilities” shall include, without limitation, any direct or indirect Indebtedness, guaranty, endorsement, claim, and whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, accrued or unaccrued, liquidated or unliquidated, secured or unsecured and whether due or to become due, absolute, contingent or otherwise.

(d) Sales and Assets by Country. Schedule 3.2(d) sets forth a complete and accurate list of the sales and assets by country for the last fiscal year of each FS Tech Entity.

(e) Cash Collected on Behalf of Customers. Schedule 3.2(e) fairly presents the cash collected by each FS Tech Entity on behalf of any customers that is in the custody of such FS Tech Entity. Schedule 3.2(e) additionally specifies the date on which each FS Tech Entity is obligated to remit any such cash to any such customer.

3.3 Taxes.

(a) Except as set forth in Schedule 3.3(a), to the Knowledge of the Sellers, the FS Tech Entities have filed or caused to be filed when due (taking into account permitted extensions, if any) all Tax Returns required to be filed by them on or before the Closing Date and have paid all amounts due and owing thereunder. Each such Tax Return is complete and accurate in all respects. None of the Sellers is currently a beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.

(b) Except as listed in Schedule 3.3(b), no Proceeding or audit is pending against or with respect to the Sellers regarding Taxes. The Sellers have not waived any statute of limitations with respect to or potentially affecting Taxes of any of the FS Tech entities, and have not agreed to any extension of time with respect to a Tax assessment or deficiency related to any such Taxes.

(c) The FS Tech Entities do not have any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), by contract or otherwise, as a transferee or successor. None of the FS Tech Entities is a party to any Tax sharing agreement.

(d) All Taxes that the FS Tech Entities that are required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose.

(e) None of the FS Tech Entities has ever had a permanent establishment in any jurisdiction other than the jurisdiction of such entity’s incorporation.

3.4 Real and Personal Property.

(a) Real Property. No FS Tech Entity holds legal or equitable title to any real property.

(b) Real Property Leases; Subleases. Schedule 3.4(b) lists all Leases of Real Property to which a FS Tech Entity is a party or to which Seller Parent is a party with respect to the Business (collectively, “Real Property Leases”). With respect to each Real Property Lease: (i) no Seller is, and to Knowledge of the Sellers, no other party to such Real Property Lease is, in breach or default in connection with such Real Property Lease; (ii) no act or event has occurred which, with notice or lapse of time or both, would be expected to constitute a breach or default under such Lease with respect to a Seller or to the Knowledge of the Sellers, with respect to any other party; (iii) no Seller has given or received any notice of cancellation or termination in connection with such Lease; (iv) such Lease is the legal, valid and binding agreement of such Seller party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions; and (v) the applicable Seller has a valid leasehold interest in all leased Real Property, free and clear of all Liens, except for Permitted Encumbrances. The Sellers have made available to the Buyer a true and complete copy of each Real Property Lease (including all amendments, modifications and supplements thereto).

(c) Personal Property. Except as disclosed in Schedule 3.4(c), each FS Tech Entity owns (free and clear of all Liens, Claims and encumbrances, other than Permitted Encumbrances), or has a valid license or the right to use, all tangible personal property owned and used by such FS Tech Entity in the Business, including, but not limited to, inventory of raw materials, supplies, work-in-progress, and finished goods relating to the Business, as well as all machinery, equipment, automobiles, vehicles, furniture, fixtures, tools and machine tools, and related spare parts and supplies, together with all manuals, written warranties and other similar documents relating thereto used in the Business (collectively, the “Personal Property”). Schedule 3.4(c) lists all Leases of Personal Property used in the Business which are in excess of $100,000 in amount or which are not terminable by the applicable FS Tech Entity on thirty (30) days (or fewer) prior notice (the “Personal Property Leases”). The Sellers have made available to the Buyer a true and complete copy of each Personal Property Lease (including all amendments, modifications and supplements thereto).

3.5 Intellectual Property.

(a) All domain name registrations and all applications and/or registrations for any other Intellectual Property are listed in Schedule 3.5(a). All material Contracts relating to the use or license (including sublicense) of Technology, including certain off-the-shelf software licenses, are listed in Schedule 3.5(a) (the “Intellectual Property Licenses”). Except as expressly listed as an exception in Schedule 3.5(a):

(i) all Intellectual Property owned by any FS Tech Entity immediately prior to the Closing Date will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing Date;

(ii) to the Knowledge of the Sellers, each FS Tech Entity owns (free and clear of all Liens and other Claims, other than Permitted Encumbrances), or has the right to use, all Intellectual Property, whether under Intellectual Property Licenses or otherwise,;

(iii) all Intellectual Property that any FS Tech Entity uses, are not subject to any outstanding Order entered against any FS Tech Entity;

(iv) no Proceeding or Claim is pending or, to the Knowledge of the Sellers, has been threatened against any of the Sellers which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property that any FS Tech Entity uses or has used;

(v) no Intellectual Property owned by a FS Tech Entity in the Business is the subject of any Proceeding and to the Knowledge of the Sellers, no Intellectual Property licensed or otherwise used in the Business is the subject of any Proceeding;

(vi) to the Knowledge of the Sellers, no third party has, since January 1, 2008, infringed upon, or misappropriated, any Intellectual Property rights of such FS Tech Entity;

(vii) since January 1, 2008, to the Knowledge of the Sellers, no FS Tech Entity has infringed upon or misappropriated any intellectual property rights of third parties and, with respect to the operation of the Business, no Seller has received any Claim or notice, written or otherwise, alleging any such infringement or misappropriation (including any Claim or notice, written or otherwise, that Sellers must license or refrain from using any Intellectual Property of any third party); and

(viii) to the Knowledge of the Sellers and taking into account any allegation of infringement included within the matters set forth on Schedule 3.8, the Buyer will not infringe upon or misappropriate any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted.

(b) The Sellers have delivered to the Buyer correct and complete copies of all Intellectual Property Licenses (all as amended to date). With respect to each Intellectual Property License, except as otherwise set forth in Schedule 3.5(a):

(i) no FS Tech Entity or, to the Knowledge of the Sellers, any other party, is in breach or default of such Intellectual Property License;

(ii) no FS Tech Entity has received any notice of cancellation or termination of such Intellectual Property License;

(iii) no event has occurred which with notice or lapse of time would be expected to constitute a breach or default by the FS Tech Entity party thereto, or permit termination, modification or acceleration of such Intellectual Property License;

(iv) each Intellectual Property License is the legal, valid and binding agreement of the FS Tech Entity party thereto, is in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions;

(v) no party has repudiated any provision of such Intellectual Property License;

(vi) no Intellectual Property License requires the consent of any party to its assignment in connection with the transactions contemplated hereby and following assignment to Buyer will be legal, valid, binding, enforceable and in full force and effect;

(vii) to the Knowledge of the Sellers, the Intellectual Property licensed is not subject to any outstanding Order that impacts the license of the Intellectual Property set forth in such Intellectual Property License;

(viii) to the Knowledge of the Sellers, no Proceeding or Claim is pending or threatened which challenges the legality, validity, or enforceability of the Intellectual Property set forth in such Intellectual Property License; and

(ix) no Seller has granted any sublicense or similar right with respect to any license or sublicense granted to such Seller in such Intellectual Property License, except for licenses permissibly granted in the Ordinary Course of Business.

(c) Software. In addition to Sections 3.5(a) and (b), the following provisions are applicable to Intellectual Property comprised of computer software used in the products distributed in the Business or to provide services, including but not limited to supporting back office operations in the tolling operations of the Business by any FS Tech Entity, and proprietary to any FS Tech Entity, including but not limited to all object and source code (in machine-readable but human-perceptible format) and related data, content and documentation (the “FS Tech Software”):

(i) (A) The FS Tech Software is free of material defects in features, functionality, performance, programming and operation, (B) the FS Tech Software is in machine-readable form, (C) the FS Tech Software includes all computer programs, materials, tapes, know-how, and other written materials and processes related to the FS Tech Software sufficient to enable a software engineer to modify, compile, execute, maintain and update the FS Tech Software, and (D) the FS Tech Software may include “open source” computer software, but does not include or incorporate any “open source” computer software in such a manner as to cause the FS Tech Software to be subject to the provisions of any “open source” software license that requires as a condition of distribution or use of the software subject to such license, that such FS Tech Software (excepting such “open source” software) be (i) disclosed or distributed in source code form, and/or (ii) redistributable and/or licensed at no charge. Complete and correct copies of all existing user and technical documentation (including, but not limited to, design documentation, source code notes and comments, flow charts and all other materials used in the development or maintenance of the existing and legacy versions of the FS Tech Software) have been or will be delivered to Buyer as a condition of Closing.

(ii) The Sellers are in physical possession of the full and complete source code and documentation of all FS Tech Software used in the Business of the FS Tech Entities (including but not limited to all versions of the VESystems Enterprise Software for Toll Collections Backoffice and the IDRIS/DCS Automatic Vehicle Detection & Classification Software).

(iii) No Seller is or, to the Knowledge of any Seller, is any employee of Seller, in default under any term of any employment or non-competition contract, agreement or arrangement relating to the FS Tech Software or its development or exploitation. The FS Tech Software was developed entirely by the employees and independent contractors of the FS Tech Entities (or any of them) and their predecessors, and such FS Tech Software does not include any inventions of the employees or independent contractors made prior to the time such employees or independent contractors became such employees or independent contractors.

(iv) Except as set forth in Schedule 3.5(c)(iv), pursuant to a Material Contract and for end-user software licenses granted in the Ordinary Course of Business, all right, title and interest in and to the FS Tech Software, including all Intellectual Property rights, is owned by the Sellers free and clear of all Liens, other than the Permitted Encumbrances, are fully transferable to Buyer and no party other than Sellers, including any employee or independent contractor utilized by Sellers, has any interest in the FS Tech Software. To the Knowledge of the Sellers, the Sellers’ development, use, sale or exploitation of the FS Tech Software does not violate any rights of any other Person. The Sellers have not received any communication alleging such a violation. Except as is consistent with the Ordinary Course of Business, the Sellers do not have any obligations to compensate any Person for the development, use, sale or exploitation of the FS Tech Software. The Sellers have not granted to any other Person any license, option or other rights to develop, use, sell or exploit in any manner the FS Tech Software, whether requiring the payment of royalties or not, except for end-user software licenses granted in the Ordinary Course of Business. No third party authorizations or consents are required to transfer and assign the FS Tech Software to Buyer.

(v) Except with respect to source code escrow arrangements entered into pursuant to a Material Contract or subject to the terms of a binding confidentiality agreement, the Sellers have kept secret and have not disclosed the source code for the FS Tech Software or any other confidential material pertaining to the FS Tech Software to any Person. No source code (or any aspect or portion thereof) that has been provided to any escrow agent has been released from escrow to a third party, or is the subject of a request for release from escrow. The Sellers have taken commercially appropriate measures to protect the confidential and proprietary nature of the FS Tech Software. Except as is set forth on Schedule 3.5(a), there have been no patents applied for and no copyrights registered for any part of the FS Tech Software.

(vi) The Sellers have not received any communication from any end-user indicating that the FS Tech Software has materially failed, or is materially failing, to perform as warranted in the end-user software license, nor that the Sellers are in breach of any of their material obligations under any agreement with its end-users, except for normal service calls and requests for “bug” fixes.

(vii) Except as contemplated pursuant to the Material Contracts, the Sellers have no binding obligation or commitment to any end user of the FS Tech Software to make, develop, add or support any feature or functionality to the FS Tech Software beyond the features and functionality contained within the FS Tech Software as of the Closing Date, other than enhancements, versions or releases that the Sellers are obligated to deliver to all end-users under the terms of its standard licenses in the Ordinary Course of Business.

(viii) The FS Tech Software does not contain, and the Sellers have taken reasonable precautions to prevent the presence of, any malicious code, program, or other internal component (e.g., computer virus, computer worm, computer time bomb, or similar component) which would damage, destroy, or alter the FS Tech Software or other software, firmware, or hardware used by Buyer or Buyer’s customers, or which could, in any unintended manner, reveal, damage, corrupt, destroy, or alter any data or other information accessed through or processed by the FS Tech Software.

(ix) Any license, sublicense or other contract to which a FS Tech Entity is a party that covers or relates to FS Tech Software is the legal, valid and binding agreement of such FS Tech Entity party thereto, is in full force and effect, and is enforceable in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. No FS Tech Entity, and to the Knowledge of the Sellers, no other party, is in breach or default under any license, sublicense or other contract covering or relating to the FS Tech Software and no event has occurred which with notice or lapse of time or both, would be expected to constitute a breach or default by the FS Tech Entity party thereto, or permit termination, modification or acceleration thereof. Except as may be set forth in Schedule 3.8, no litigation is pending or, to the Knowledge of the Sellers, has been threatened against the Sellers which challenges the legality, validity, enforceability or ownership of any license, sublicense or other contract covering or relating to any FS Tech Software.

3.6 Loans and Contracts.

(a) Indebtedness. Schedule 3.6(a) sets forth a true and complete list or description of all instruments or other documents to which a FS Tech Entity is a party or to which the Assets are bound or subject creating, incurring, assuming or guaranteeing (or that may create, incur, assume or guarantee) any Indebtedness (“Debt Instruments”). The Sellers have made available to the Buyer a true and complete copy of each Debt Instrument (including all amendments, modifications and supplements thereto).

(b) Material Contracts.

(i) Schedule 3.6(b) lists all of the following Contracts, agreements, commitments, arrangements, undertakings or understandings to which a FS Tech Entity is a party or to which a FS Tech Entity is or may be bound or to which the Properties of a FS Tech Entity or the Assets are or may be bound or subject or to which Seller Parent is a party with respect to the Business (each a “Material Contract,” provided however, such list and the term “Material Contract” shall not include the Real Property Leases referenced in Section 3.4(b), Personal Property Leases referenced in Section 3.4(c), Intellectual Property Licenses referenced in Section 3.5(b), Debt Instruments referenced in Section 3.6(a) and Insurance Policies referenced in Section 3.6(c)):

(A)	any agreement establishing or concerning the operation of, a partnership or joint venture or similar arrangement;

(B)	any agreement for the purchase or sale of products or services (excluding utilities Contracts) that has a value in excess of $100,000, individually, or, for a series of related Contracts with the same party, in the aggregate, or a remaining term of greater than twelve (12) months;

(C)	any agreement that prohibits a FS Tech Entity or any of its Affiliates from freely engaging in business in any line of business, anywhere in the world;

(D)	any agreement that grants any exclusive marketing, distribution, Intellectual Property or other similar rights to any third party;

(E)	any agreement that contains any form of most-favored pricing provision in favor of any customer or supplier of the Business;

(F)	any agreement with a consultant, distributor, lobbyist, or other third-party agent;

(G)	any written agreement with any Business Employee or independent contractor of the FS Tech Entities providing for wage, bonus, consulting fee, equity grants, or similar compensation opportunities or providing for any employment relationship with any Business Employee that is not “employment at will”;

(H)	any agreement that requires any performance collateral in the form of payment bonds, performance bonds, warranty bonds and/or bank letters of credit;

(I)	any agreement under which there is an outstanding advance or loan, or a commitment to make any advance or loan, to any other Person, but in each case only to the extent that any such advance or loan exceeds (or under the terms of the commitment could exceed) $100,000;

(J)	any agreement, including but not limited to any guarantee, obligating a FS Tech Entity to indemnify any other Person in an amount in excess of $100,000, other than in connection with the operation of the Business in the Ordinary Course of Business;

(K)	agreements since January 1, 2008, for the acquisition of capital stock or assets of another Person (whether by merger, stock or asset purchase), except for agreements for the acquisition of inventory or other assets in the Ordinary Course of Business;

(L)	any written severance or termination agreement with any current Business Employee or independent contractor of the FS Tech Entities;

(M)	any collective bargaining agreement or similar labor agreement involving any Business Employees or covering any Business operation or activity;

(N)	any agreement to pay or receive any royalty or license fee for any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business);

(O)	each outstanding power of attorney with respect to the Business;

(P)	any agreement that requires any source code to be escrowed; and

(Q)	any agreement not entered into in the Ordinary Course of Business of the Business.

(ii) The Sellers have made available to the Buyer a true and complete copy of each written Material Contract and a description of each oral Material Contract (including all amendments, modifications and supplements thereto).

(c) Insurance. Schedule 3.6(c) sets forth a list of each insurance policy currently in effect as of the date of this Agreement which covers each FS Tech Entity or relates to the Business (the “Insurance Policies”). With respect to each such Insurance Policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the applicable FS Tech Entity is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, would be expected to constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof. The FS Tech Entities have been covered by insurance in scope and amount customary and reasonable for the businesses in which they have engaged for the past three (3) years. The Sellers have made available to the Buyer a true and complete copy of the loss-runs for the Business for the past three (3) years.

(d) Status. Except as disclosed on Schedule 3.6(d): (i) no Seller or, to the Knowledge of the Sellers, any other party, is in breach or default in connection with any Lease, Debt Instrument or Material Contract; (ii) no Seller has received any notice of cancellation or termination in connection with any Lease, Debt Instrument or Material Contract; (iii) no event has occurred which with notice or lapse of time would be expected to constitute a breach or default by the Seller party thereto, or permit termination, modification or acceleration in connection with any Lease, Debt Instrument or Material Contract; (iv) each Lease, Debt Instrument and Material Contract is the legal, valid and binding agreement of the Seller party thereto, is in full force and effect and is enforceable in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions; (v) no party has repudiated any provision of any Lease, Debt Instrument or Material Contract; and (vi) no Lease, Debt Instrument or Material Contract requires the consent of any party to its assignment in connection with the transactions contemplated hereby.

(e) Except as disclosed on Schedule 3.6(e) and as provided in the following sentence, all of the Material Contracts are directly or indirectly used in the Business and, subject to obtaining any necessary third party consents to assignment, are Assumed Contracts. For the avoidance of doubt, as stated in Section 2.1(e), the Assumed Contracts exclude any employment-related agreements (except that any obligations of confidentiality are included as Assumed Contracts and except with respect to the UK Employees consistent with Section 2.3(c)), including those Material Contracts described in Sections 3.6(b)(i)(G), (L), and (M).

3.7 General Employee Matters; Withholdings; Employee Plans and Benefits.

(a) Employees/Independent Contractors. Schedule 3.7(a) lists all Business Employees, except with respect to the UK Employees which are not listed by name, as well as each such employee’s (i) annual salary or hourly rate of pay; (ii) other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation, commission, or similar arrangements); (iii) position; (iv) work location and employing entity (e.g., Seller Parent or applicable FS Tech Entity); (v) date of commencement and date of recognized service (if different); (vi) whether the employee is classified as exempt or non-exempt under the Fair Labor Standards Act and comparable state Laws; and (vii) the employee’s status as full-time, part-time or temporary, as applicable. Schedule 3.7(a) further lists all independent contractors who work for or in connection with the Business, as well as each such independent contractor’s (i) fee; (ii) description of services or deliverables; and (iii) date and term of any independent contractor agreement entered into in connection with such contractor’s services for or in connection with the Business.

(b) Employment Laws/Labor Matters. With respect to the Business, the Sellers are in compliance in all material respects with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours applicable to the Business (the “Labor Laws”), including but not limited to those relating to discrimination, harassment, retaliation, hours of work, compensation, payment of wages and overtime, meal and rest periods, employment, termination of employment, employee benefits, and notice and severance obligations. Except as set forth on Schedule 3.7(b), the Sellers are not party to any collective bargaining agreement covering the Business Employees or the Business or is engaged in or seeking to be engaged in collective bargaining with respect to the Business Employees or the Business. The Sellers have not engaged in any unfair labor practice since January 1, 2008 in relation to the operation of the Business or with respect to any Business Employees. There is no labor strike or significant dispute, slowdown or stoppage actually pending or, to the Knowledge of the Sellers, threatened, against or involving the Business. The Business is in compliance in all material respects with all Equal Employment Opportunity, Affirmative Action, and similar obligations regarding employment practices and employment records arising under federal, state, or local Laws pertaining to government contracting, or under the terms of any government contract, including but not limited to those enforced by the Department of Labor’s Office of Federal Contract Compliance Programs or similar state or local agencies. Each material employee pension arrangement maintained by the Sellers in relation to the conduct of the Business is in compliance with applicable Laws in all material respects and its terms.

(c) Withholdings. Except as set forth on Schedule 3.7(c), proper and accurate amounts have been withheld by the Sellers from payments to the Business Employees for all periods prior to the Closing Date in compliance with the Tax withholding provisions of applicable Laws in all material respects.

(d) Employee Plans and Benefits. Schedule 3.7(d) lists all material Benefit Plans, all material bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive compensation, deferred compensation, paid time off, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements, and all material change in control, retention, severance or other similar material contracts or agreements, whether or not subject to ERISA (but not including any benefit plan administered, sponsored or maintained by any governmental entity): (1) which are maintained, contributed to or sponsored by Seller Parent for the benefit of any Business Employee (the “Seller Employee Plans”), (2) with respect to which the Seller Parent has any material obligation to any Business Employee, or (3) which are maintained or sponsored by any of the FS Tech Entities (the “FS Tech Employee Plans”) (collectively, the “Employee Plans”). The Seller Parent has made available to the Buyer a true and complete copy of each Employee Plan (and any amendments thereto), including (if applicable) the most recent summary plan descriptions thereof. No Employee Plan is a multiemployer plan (within the meaning of section 3(37) of ERISA). Except as set forth in Schedule 3.7(d), (x) no FS Tech Employee Plan provides health or other welfare benefits to former employees of the Business other than as required by COBRA, and (y) during the past six years, neither the Seller Parent nor any of the FS Tech Entities have made contributions to or been obligated to make contributions to a multiemployer plan (within the meaning of section 3(37) of ERISA). Each of the FS Tech Employee Plans, the Seller Pension Plan and the Seller 401(k) Plan have been maintained and administered in accordance with its terms and in compliance in all material respects with all applicable Laws. Each Employee Plan that is intended to be qualified under section 401(a) of the Code has timely received a favorable determination letter from the Internal Revenue Service that the Employee Plan is so qualified and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under section 501(a) of the Code has received a determination letter from the Internal Revenue Service that it is so exempt, and, to the Knowledge of the Sellers, no event or circumstance has occurred since the date of such determination letter or letters that would adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust.

(e) Labor/ Employment Proceedings. Except as set forth on Schedule 3.7(e), the Sellers are not party or subject to any Proceeding brought by or on behalf of any applicant for employment with the Business, Business Employee, independent contractor of the Business, or any class of the foregoing, or to any audit, compliance review or investigation of any kind regarding employment or labor practices, including but not limited to any audit, compliance review or investigation by the Equal Employment Opportunity Commission, Department of Labor, Occupational Safety and Health Administration, or Office of Federal Contract Compliance Programs, or any similar state or local agency.

(f) Classification. Schedule 3.7(f) sets forth the classification of the independent contractors or employees of some other entity whose services are leased to the Sellers. No Claim has been received, or to the Knowledge of the Sellers, has been threatened, by or on behalf of any such individual that is contrary to such person’s classification.

(g) Miscellaneous.

(i) Each Business Employee located in the United States and hired after November 8, 1986, has completed and the FS Tech Entity has retained a Form I-9 in accordance with applicable rules and regulations, and no Business Employee is a non-immigrant employee whose status would terminate or otherwise be affected by the business transactions contemplated by this Agreement.

(ii) Except as set forth on Schedule 3.7(g), no Business Employee having a total annual compensation of more than $80,000 has given notice to any FS Tech Entity of his or her intent to terminate employment with the FS Tech Entities.

(iii) Except as set forth on Schedule 3.7(g) and except with regard to the UK Employees, the employment relationship between the Sellers and the Business Employees is “employment at will.”

(h) WARN Act Compliance. In the year preceding the date of this Agreement, the Sellers have not engaged in any plant closing, workforce reduction or other action related to any current or former Business Employees which has resulted or could result in liability under the WARN Act or under any comparable Law or regulation of a state, local or foreign jurisdiction applicable to the Business, and have not issued any notice that any such action is to occur in the future and have not given notice of any redundancies or started consultations with TULCRA or TUPE.

(i) Sale Bonus Agreements. Except as set forth on Schedule 3.7(i), neither the execution of this Agreement or the consummation or performance of any of the transactions contemplated by this Agreement will (either immediately or with the passage of time or continued employment) (i) result in any payment (including severance, golden parachute, transaction bonus, sale bonus or otherwise) becoming due to any Business Employee, (ii) increase the amount of benefits payable to any Business Employee under any Employee Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits (each such payment, increase, bonus, or acceleration is referred to as a “Sale Bonus Agreement”).

3.8 Litigation and Other Proceedings. Except as disclosed in Schedule 3.8, since April 1, 2007, no FS Tech Entity or any Asset is or has been engaged in, a party to, subject to or, to the Knowledge of the Sellers, threatened with any Claim, legal or equitable action, or other Proceeding (whether as plaintiff, defendant or otherwise and regardless of the forum or the nature of the opposing party). To the Knowledge of the Sellers, there are no investigations pending by any Governmental Authority relating to the Business. No FS Tech Entity is subject to any outstanding Order of any Governmental Authority or arbitrator. None of the Proceedings set forth in Schedule 3.8 or the Financial Statements is expected to have a Material Adverse Effect. The Sellers have no Knowledge that any such Proceeding may be brought or threatened against any FS Tech Entity. Schedule 3.8 lists each governmental Order in connection with the FS Tech Entities or any of their respective officers, employees or directors since April 1, 2007.

3.9 Compliance with Laws.

(a) Generally. Except as set forth in Schedule 3.9(a), each FS Tech Entity is conducting its Business in compliance in all material respects with all applicable Laws, but excluding, however, Environmental Laws, as to which Seller Parent’s sole representations and warranties are set forth in Section 3.10, and excluding Labor Laws, as to which Seller Parent’s sole representations and warranties are set forth in Section 3.7. Since April 1, 2007, no FS Tech Entity has received notice of any Proceeding or Claim, or any other communication, relating to the Business alleging any failure to so comply.

(b) Permits. Schedule 3.9(b) lists all Permits of each FS Tech Entity. Each Permit listed in Schedule 3.9(b) is in full force and effect and no FS Tech Entity is in violation of or default under any Permit, and since April 1, 2007 no suspension, cancellation or termination of any Permit has been threatened and no Seller otherwise has Knowledge that any Governmental Authority intends to suspend, cancel or terminate any Permit. Except as set forth in Schedule 3.9(b), each FS Tech Entity holds all Permits necessary to operate the Business as currently operated.

3.10 Environmental Matters. Except as disclosed on Schedules 3.10(a) or (b), as applicable:

(a) The FS Tech Entities are each in compliance with all applicable Environmental Laws in all material respects, and have been in compliance with all applicable Environmental Laws in all material respects since January 1, 2008. No FS Tech Entity has been required by any Governmental Authority to perform any clean-up or corrective action relating to Hazardous Substances on any Real Properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently owned, leased or operated by or for any FS Tech Entity. No FS Tech Entity has owned or used any underground storage tank containing Hazardous Substances and, to the Knowledge of the Sellers, no underground improvement containing Hazardous Substance, including any underground treatment or storage tank or water, gas or oil well, is or has been located on any Real Property. No Seller has received any notice that a FS Tech Entity is actually, contingently, potentially or allegedly liable under any Environmental Law for any Release of, threatened Release of or contamination of the Environment by Hazardous Substances. There is no pending or, to the Knowledge of the Sellers, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Sellers, threatened Proceeding with respect to: (i) any FS Tech Entity, or (ii) any Person for whom any Environmental Claim has been retained or assumed contractually by any FS Tech Entity, or (iii) any Real Property, relating to Hazardous Substances or otherwise under any Environmental Law.

(b) Schedule 3.10(b) sets forth a list of all Environmental Permits. Each such Environmental Permit is in full force and effect and no FS Tech Entity is in violation of or default under any Environmental Permit. Since January 1, 2008, no suspension, cancellation or termination of any Environmental Permit has been threatened and no Seller otherwise has Knowledge that any Governmental Authority intends to suspend, cancel or terminate any Environmental Permit. Each FS Tech Entity holds all Environmental Permits necessary to operate the Business as currently operated. The Real Properties are in compliance with each Environmental Permit in all material respects, and true and correct copies of each such Environmental Permit have been delivered to the Buyer.

3.11 Bank Accounts. Schedule 3.11 lists all bank, money market, savings and similar accounts and safe deposit boxes of each FS Tech Entity, specifying the account numbers and the authorized signatories of the Sellers.

3.12 Brokers and Commissions. Except as disclosed in Schedule 3.12, no Person has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of any Sellers. Seller Parent shall satisfy the obligations set forth in Schedule 3.12.

3.13 Suppliers. Schedule 3.13 sets forth the names of the 20 largest suppliers of each Business Unit (measured by Dollar value for the twelve calendar months ended December 31, 2011). Since December 31, 2011, none of such suppliers has notified Seller Parent or the appropriate Business Unit that it is (a) cancelling or terminating its relationship with such Business Unit, or (b) modifying its relationship with such Business Unit in any material respect. Schedule 3.13 sets forth the name of each supplier listed on Schedule 3.13 with whom a Business Unit has had a dispute (whether written or oral) with a value in excess of $100,000 at any time since January 1, 2008.

3.14 Customers. Schedule 3.14 sets forth the names and addresses of the 20 largest customers of each Business Unit (measured by Dollar value for the twelve calendar months ended December 31, 2011). Since December 31, 2011, none of such customers has notified Seller Parent or the appropriate Business Unit that it is (a) cancelling or terminating its relationship with such Business Unit, or (b) modifying its relationship with such Business Unit in any material respect. Schedule 3.14 sets forth the name of each customer listed on Schedule 3.14 with whom a Business Unit has had a dispute (whether written or oral) with a value in excess of $100,000 at any time since January 1, 2008.

3.15 Warranties; Products. Each product manufactured, sold, leased, or delivered by the FS Tech Entities has been in conformity with all applicable contractual commitments and all express or implied warranties, and the FS Tech Entities have no liability (and there is no basis for any present or future Proceeding or Claim against any of them giving rise to any liability beyond any applicable warranty rights) for replacement or repair thereof or other damages in connection therewith beyond any applicable warranty rights. Except as may be set forth on Schedule 3.15(a), no product manufactured, sold, leased, or delivered by the FS Tech Entities is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Seller Parent has made available to the Buyer copies of the standard terms and conditions of sale or lease currently used or currently in effect in the Business (including applicable guaranty, warranty and indemnity provisions). Except as set forth in Schedule 3.15(b) or as may be included within the matters set forth on Schedule 3.8, at any time since January 1, 2008, there has been no product liability Claim asserted against the Business for an amount in excess of $100,000.

3.16 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances, employee loans, other Contracts in the Ordinary Course of Business or as disclosed on Schedule 3.16, no FS Tech Entity is a party to any agreement with, or involving the making of any payment or transfer of Properties to, or guarantee of any obligation of, Seller Parent or any officer, member, partner, director or other controlling Person of Seller Parent or any Affiliate of Seller Parent (other than each FS Tech Entity).

3.17 Capital Expenditures. Schedule 3.17 sets forth a true and complete list of each individual capital expenditure in excess of $100,000 made by a FS Tech Entity since January 1, 2011.

3.18 Accounts Receivable. The accounts receivable of the FS Tech Entities have arisen out of the sale of products or the provision of services by them in the Ordinary Course of Business and represent bona fide Claims completed in accordance with the terms and provisions of the documents related thereto. Invoices that are classified as more than 120 days past the due date are listed on Schedule 3.18. Accounts receivable classified as current do not include any amounts collectible after one year except as are set forth on Schedule 3.18. No offsets, counterclaims, discounts or disputes have been asserted with respect to any portion of the accounts receivable of the FS Tech Entities.

3.19 Sufficiency of Assets. Except as set forth on Schedule 3.19, the Assets include all rights, properties and assets necessary to the conduct of the Business in the manner it is presently conducted by the Sellers. All of the material rights, properties and assets used in connection with the Business at the University Park, Illinois facility are identified on Schedule 2.1(r).

3.20 Condition of Assets. The Assets are in good and serviceable condition, subject to ordinary wear and tear. The Sellers have no Knowledge of any material defects in the design, structure or building systems of any of the buildings covered by the Real Property Leases. All water, sewer, gas, electric, telephone, drainage and other utility equipment, facilities and services now used for the operation of the Real Property are adequate to service the use of such property by the Business in accordance with past practice. No part of the inventory or supplies of the Business, whether of raw materials, work in process, packaging, finished goods or other materials or supplies on hand to be used or consumed in the Business is, or at the time of sale or use thereof in the Ordinary Course of Business is expected to be, in any material amount, unmerchantable, not salable at prevailing prices or usable in the Ordinary Course of Business, defective, physically damaged or obsolete, taking into account any applicable reserves included on the Final Closing Date Statement. The inventory and supplies of the Business are at levels sufficient for the Business to conduct its business in the Ordinary Course of Business. The Assets include all rights and property necessary to the conduct of the Business by the Buyer in the manner it is presently conducted.

3.21 Compliance with Anticorruption Laws.

(a) Since April 1, 2007, no FS Tech Entity, nor any officer, director, or employee of the FS Tech Entities, nor any agent or representative of the FS Tech Entities, acting in such capacity, has directly or indirectly violated or taken any act in furtherance of violating any provision of the Foreign Corrupt Practices Act of 1977 (as amended), the U.K. Bribery Act 2010 or any other anti-bribery or anti-corruption Laws of any jurisdiction applicable to the Business (collectively, the “Anti-Corruption Laws”), such as by making, offering or promising, directly or indirectly, any contribution, gift, bribe, rebate, loan, payoff, influence payment, kickback or other payment, or promise of payment, of anything of value, to any Government Official (as defined below) for the purpose of inducing such Government Official to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business, or to facilitate the Business in its efforts to transact business or for any other improper purpose (e.g., to obtain a tax rate lower than allowed by Law).

(b) For purposes of this Section 3.21, the term “Government Official” shall mean any: (i) officer or employee of a Governmental Authority (including any state-owned or state-controlled enterprise) or of a public international organization; (ii) holder of public office, candidate for public office, political party, official of a political party or member of a royal family; or (iii) Person acting for or on behalf of any Governmental Authority.

(c) Seller Parent has advised the Buyer that none of the FS Tech Entities’ officers, directors, employees or agents is a Government Official or consultant to any Government Official, and there is no existing family relationship between any officer, director, employee, member or agent of the FS Tech Entities and any Government Official.

(d) Without limiting the foregoing, since April 1, 2007, each FS Tech Entity: (i) has maintained its books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of its assets; (ii) has not established or maintained any material fund or asset that has not been recorded in the books and records of the FS Tech Entities; and (iii) has maintained a system of internal accounting controls and procedures sufficient to provide reasonable assurances of compliance with the Anti-Corruption Laws. In addition, neither the FS Tech Entities, nor any of the FS Tech Entities’ directors, officers, agents, employees, former employees or any other Person associated with or acting for or on behalf of the FS Tech Entities has: (x) circumvented the FS Tech Entities’ internal accounting controls; (y) falsified any of its books, records or accounts; or (z) attempted to coerce or fraudulently influence an accountant in connection with any audit, review or examination of the financial statements of the FS Tech Entities.

(e) No portion of the Purchase Price will be used to make any payment or provide anything of value to Government Officials in connection with the Business.

3.22 Trade Compliance Matters. Since April 1, 2007, each FS Tech Entity has been and is in compliance in all material respects with applicable export control and trade and economic sanctions Laws, including but not limited to the U.S. Commerce Department’s Export Administration Regulations, the U.S. State Department’s International Traffic in Arms Regulations, U.S. Customs regulations, sanctions Laws and regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control, Anti-Boycott Laws and regulations, country of origin Laws and product marking Laws, free trade agreements provisions, and restricted party screening, as well as all applicable export control, sanctions, customs, marking, country of origin, free trade agreement and other trade compliance Laws and regulations of other jurisdictions.

3.23 Conditions Affecting the Sellers. The Sellers do not have any reason to believe that any loss of any employee, agent, customer or supplier or other advantageous arrangement of the Business will result because of the consummation of the transactions contemplated hereby.

3.24 Disclosure. No representation or warranty by Seller Parent in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to the Buyer pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.

3.25 No Other Representations. EXCEPT AS SET FORTH IN THIS ARTICLE 3, SELLER PARENT MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FS TECH ENTITY, THE ASSETS, OR THE BUSINESS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE BUYER IS PURCHASING THE ASSETS AND THE BUSINESS ON AN “AS IS” BASIS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer Parent hereby represents and warrants to the Sellers as follows:

4.1 Status of Buyer Parent.

(a) Organization. Buyer Parent is a duly organized corporation, entitled to conduct its business and validly existing in good standing under the Laws of the state of Delaware. Each Buyer is duly organized, entitled to conduct its business and validly existing in good standing under Laws of the state, province or other jurisdiction of its formation.

(b) Authorization.

(i) Buyer Parent and each Buyer has the right, power and authority to enter into this Agreement and each Other Agreement to which it is a party and to consummate the transactions contemplated by, and otherwise to comply with and perform its obligations under, this Agreement and such Other Agreements.

(ii) The execution and delivery by Buyer Parent and each Buyer of this Agreement and the Other Agreements to which it is a party, and the consummation by Buyer Parent and each Buyer of the transactions contemplated by, and other compliance with and performance of its obligations under, this Agreement and the Other Agreements to which it is a party, have been duly authorized by all necessary corporate or limited liability company action on the part of Buyer Parent and each Buyer, are in compliance with its governing documents (including its certificate of incorporation and bylaws or other comparable governing documents) and applicable Law, and no additional corporate or limited liability action is necessary to authorize the execution and delivery of this Agreement and the Other Agreements by Buyer Parent and each Buyer.

(iii) This Agreement and the Other Agreements to which Buyer Parent and each Buyer is a party constitute the legal, valid and binding agreements of Buyer Parent and each Buyer enforceable against Buyer Parent and each Buyer in accordance with their respective terms, except to the extent that such enforceability may be limited by the Equitable Exceptions.

(c) Absence of Violations or Conflicts. The execution and delivery by Buyer Parent and each Buyer of this Agreement and the Other Agreements to which it is a party and the consummation by Buyer Parent and each Buyer of the transactions contemplated by, or other compliance with or performance under, this Agreement and such Other Agreements, do not and will not with the passage of time or giving of notice or both, constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, require any consent under, or result in the creation or imposition of any Lien or other adverse Claim or interest upon any assets or properties of Buyer Parent and each Buyer under (i) any Contract, lease, sublease, license, Permit, indenture, instrument, agreement, commitment, undertaking or understanding to which Buyer Parent or any Buyer is a party or to which it or any of its assets or properties are subject or bound, (ii) any Order of any Governmental Authority to which Buyer Parent or any Buyer or any of its assets or properties are subject or bound, (iii) to the Knowledge of the Buyer, any applicable Law, or (iv) any governing documents of Buyer Parent or any Buyer (including its certificate of incorporation and bylaws or other comparable documents).

(d) No Governmental Consents Required. Except as set forth in Schedule 4.1(d) or as may be required under the Antitrust Laws, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority by or with respect to Buyer Parent or any Buyer is required in connection with its execution or delivery of this Agreement or the Other Agreements to which it is a party or the consummation of the transactions contemplated by, or other compliance with or performance under, this Agreement or such Other Agreements by Buyer Parent or any Buyer.

4.2 Brokers and Commissions. No Person has asserted or is entitled to any commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement by reason of any act or omission of Buyer Parent or any Buyer.

ARTICLE 5

COVENANTS OF THE SELLERS

5.1 Conduct of Business by the FS Tech Entities. From the date hereof to the Closing Date, except for transactions that have been set forth in Schedule 5.1 or that are expressly approved in writing by Buyer Parent, each FS Tech Entity shall refrain from, and Seller Parent shall cause each FS Tech Entity to refrain from:

(a) incurring any Indebtedness, including any indebtedness for borrowed money or making any loans, advances or capital contributions to, or investments in, any other Person, except for intercompany loans and advances, loans and advances to Business Employees and other Persons providing services on behalf of the applicable FS Tech Entity in the Ordinary Course of Business, and professional fees and liabilities incurred in connection with the transactions contemplated hereby;

(b) becoming a guarantor with respect to any obligation of any other Person or assume any obligation of such Person for borrowed money, in each case, outside the Ordinary Course of Business and in excess of $100,000;

(c) subjecting any Properties of any FS Tech Entity or any other Asset to any Lien or other Claim of any kind, exclusive of Liens arising as a matter of Law in the Ordinary Course of Business as to which there is no known default and except for Permitted Encumbrances;

(d) except for sales of inventory or other Assets in the Ordinary Course of Business consistent with past practice, selling, assigning, transferring, leasing, subleasing, licensing, relinquishing, surrendering, or otherwise disposing of any material portion of the Assets or a FS Tech Entity;

(e) modifying, amending, altering, failing to perform under or terminating (whether by written or oral agreement, or any manner of action or inaction) any of the Debt Instruments, Real Property Leases, Personal Property Leases, Intellectual Property Licenses, Material Contracts or Insurance Policies, or entering into any such arrangement which is outside of the Ordinary Course of Business or which involves the payment or receipt by a FS Tech Entity of an amount in excess of $100,000 (excluding sales related activities which shall be permitted without consent up to the payment or receipt by a FS Tech Entity of an amount in excess of $250,000);

(f) waiving, releasing or assigning any material right or Claim under any of the Debt Instruments, Real Property Leases, Personal Property Leases, Intellectual Property Licenses, Material Contracts or Insurance Policies;

(g) issuing, selling, pledging, disposing of or encumbering, or authorizing the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock or membership interests of any class or any options, warranties, convertible securities or other rights of any kind to acquire shares of capital stock or membership interests, or any other ownership interest in a FS Tech Entity;

(h) changing any method of accounting or accounting practice used by it with respect to the Business (including procedures with respect to the accounting for payment of accounts payable and with respect to the accounting for the collection of accounts receivable), except for any change required by GAAP;

(i) making or committing to make any capital expenditures with respect to the Business, except capital expenditures which are less than $20,000 individually, or $100,000 in the aggregate;

(j) writing off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business consistent with past practice and charged to applicable reserves;

(k) canceling or waiving any rights in any material respect, or paying, discharging, compromising, settling or otherwise waiving, releasing, granting, assigning or licensing any pending or threatened Proceeding or Claim, in each case, unless (i) there is no finding or admission of any violation of Laws or any violation of the rights of any Person, and (ii) the sole relief provided is monetary damages that are paid in full by Seller Parent;

(l) entering into any lease, sublease, license or other agreement under which any FS Tech Entity has the right to purchase or lease any real property, or any other Person has the right to purchase or lease any real property from a FS Tech Entity, in each case for an amount in excess of $100,000;

(m) giving credit or discounts to customers of the Business other than in the Ordinary Course of Business consistent with past practice;

(n) establishing or increasing the benefits under, or promising to establish, modify or increase the benefits under, any FS Tech Employee Plan, or otherwise materially increasing the compensation payable to any Business Employee, except in accordance with existing Employee Plans, agreements and policies consistent with past practice, or modify, renew, establish, adopt or enter into any collective bargaining agreement with any labor union in regard to any Business Employees;

(o) entering into any material commitment or transaction with respect to any Intellectual Property outside of the Ordinary Course of Business;

(p) entering into any transaction with an Affiliate, except for (i) transactions with a FS Tech Entity or among the FS Tech Entities in the Ordinary Course of Business consistent with past practice or (ii) transactions between (A) PIPS Technology Inc. or PIPS Technology Limited, on the one hand, and (B) Seller Parent’s Safety and Security System Group or Environmental Solutions Group, on the other hand, in the Ordinary Course of Business consistent with past practice, which such subsection (ii) transactions shall be subject to the requirements of Section 5.8;

(q) making, revoking or amending any Tax election, changing any method of Tax accounting or Tax procedure or practice, settling, or compromising any Tax contest with respect to any of the FS Tech Entities and, if any such action will be binding on the Buyer or its Affiliates after the Closing Date, creating a Lien on, or otherwise impacting the Tax position of the Buyer or its Affiliates with respect to the Assets; and

(r) authorizing, committing or agreeing to take any action that would reasonably be expected to constitute a breach of any of the foregoing provisions of this Section 5.1.

5.2 Affirmative Covenants Relating to the FS Tech Entities. From the date hereof to the Closing Date, each FS Tech Entity shall, and Seller Parent shall cause each FS Tech Entity to:

(a) maintain its property and liability insurance in amounts and with coverage at least as great as the amounts and coverage in effect on the date of this Agreement;

(b) maintain its Properties in good repair, order and condition consistent with past practice, reasonable wear and tear excepted;

(c) use commercially reasonable efforts to operate the Business in the Ordinary Course of Business so as to preserve the present Business operations, organization (including Business Employees) and goodwill of each FS Tech Entity and preserve the present relationships with Persons having business dealings with the FS Tech Entities (including employees, officers, customers and suppliers);

(d) maintain the books, accounts and records of each FS Tech Entity in the Ordinary Course of Business;

(e) comply in all material respects with all applicable Laws relating to the conduct of the Business; and

(f) provide Buyer Parent with prompt written notice of events, occurrences or circumstances which have (either individually or in the aggregate) a Material Adverse Effect.

5.3 Consents and Closing Conditions.

(a) Generally. The Sellers shall use commercially reasonable efforts to: (i) obtain such consents, approvals, authorizations and waivers from third parties and to take other actions as may be required in order to fulfill the closing conditions, as set forth in Article 8 which are within their control; provided, however, that it is understood that such efforts do not require the Sellers to offer or grant financial accommodations to any third party; (ii)(A) as soon as possible, and in any event no later than twenty (20) Business Days after the date of this Agreement, make any initial filings required under the HSR Act and (B) as promptly as practicable, make any additional filings required by any other applicable Antitrust Law; and (iii) cause the representations and warranties of Seller Parent in Article 3 to be true and correct on and as of the Closing Date.

(b) Antitrust Laws. The Sellers shall consult and cooperate with the Buyer, and consider in good faith the Buyer’s views, in connection with any analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with Proceedings under or relating to any Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, none of the Sellers need supply the Buyer with copies (or in case of oral presentations, a summary) to the extent that any Law requires any Seller to restrict or prohibit access to any such properties or information, but, subject to reasonable assurances of confidentiality and use, they will supply Buyer’s legal counsel, including its in-house legal antitrust counsel, with such copies. The Sellers will promptly provide the Buyer with all information necessary for the Buyer to submit filings required by any Antitrust Law, and any information necessary to respond to any supplemental requests for information by any Governmental Authority. The Sellers will notify the Buyer promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made under any Antitrust Law and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply with, any Antitrust Laws in all material respects. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made under an Antitrust Law, the Sellers will promptly inform Buyer Parent of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. Each Seller shall use its reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. Each Seller shall use its reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit Seller Parent’s right to terminate this Agreement pursuant to Section 11.2 so long as the Sellers have until such date complied in all material respects with its obligations under this Section 5.3.

(c) Limitations on Actions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall require, or be construed to require, Seller Parent to take or to refrain from taking any action, to agree to any disposition or restriction with respect to any Properties, Assets or operations of any FS Tech Entity, or to cause Seller Parent to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement would have a Material Adverse Effect.

5.4 Access to Information.

(a) During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11, Seller Parent shall, and shall cause each FS Tech Entity to, afford the Buyer, its employees and its authorized Representatives reasonable access (but subject to reasonable confidentiality limitations imposed by Seller Parent consistent with the Confidential Disclosure Agreement (the “Confidentiality Agreement”) dated March 7, 2011 among Federal Signal Corporation and 3M Company) during normal business hours to books, records, employees, Contracts, Real Property leased by the Business, offices and other facilities of the FS Tech Entities and shall furnish, or cause to be furnished, to the Buyer any financial and operating data and other information that is available with respect to the Business and Assets, as the Buyer, or its authorized Representatives, may reasonably request. Additionally, in the event that the Neology Lawsuits have not been fully and finally resolved by the Sellers prior to the Closing Date, Seller Parent shall deliver, or shall arrange for the delivery, subject to a joint defense or other such agreement to be mutually agreed upon by the Buyer Parent and the Seller Parent, to Buyer Parent or its designee of copies of all pleadings and material correspondence and other documents relevant to the Neology Lawsuits.

(b) For the avoidance of doubt, such access shall include (but shall not be limited to): (i) access to financial information, including financial projections by originating country for Duff & Phelps and a limited number of employees of Buyer as approved by antitrust counsel, as of the date of this Agreement; (ii) access to perform physical inventory counts at all locations for a reasonable period of time prior to Closing; (iii) access to perform physical observations of all property, plant and equipment for a reasonable period of time prior to Closing; (iv) access to records and information necessary to value all assumed legal liabilities for a reasonable period of time prior to Closing; and (v) access to records and information related to human resources and employees (with respect to (v), timing of access to such records and information subject to approval by antitrust counsel).

(c) To facilitate Buyer’s access to the information described in clause (b) above, Seller Parent and Buyer Parent shall hold at least five one-week integration and transition planning meetings related specifically to finance-related matters during the period between the date of this Agreement and Closing. For the avoidance of doubt, Seller Parent and Buyer Parent shall also hold weekly integration and transition planning meetings for other functions during such period.

(d) All information provided or obtained pursuant to clauses (a), (b), and (c) above shall be held by the Buyer in accordance with and subject to the terms of the Confidentiality Agreement, until the Closing Date.

5.5 Non-Solicitation. Except as may be permitted by the following sentence, the Sellers shall not, and shall cause its Affiliates not to, knowingly, for a period of two years following the Closing Date, solicit or hire for employment or employ any Transferring Employee. Notwithstanding the foregoing, Seller Parent and its Affiliates shall not be prohibited from conducting generalized solicitations for employees through the use of media advertisements or otherwise.

5.6 Confidentiality. Seller Parent, on behalf of itself and its Affiliates, acknowledges that it is in possession of confidential information concerning the Business (the “Confidential Information”). Seller Parent agrees that if the transactions contemplated by this Agreement are consummated, from and after the Closing, it shall, and it shall cause its representatives and Affiliates to, keep all such Confidential Information strictly confidential and use such Confidential Information only for the purpose of fulfilling its obligations hereunder. Seller Parent acknowledges and agrees that the Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller Parent and such Representatives to fulfill Seller Parent’s obligations hereunder or as required by applicable Law. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) has become publicly known and made generally available through no wrongful act of the Sellers, (ii) has been rightfully received by a receiving party from a third party who is authorized to make such disclosure, or (iii) is required to be disclosed by Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after, to the extent permissible, providing prompt written notice to Buyer Parent of such request so that Buyer Parent may seek an appropriate protective order or other appropriate remedy.

5.7 Exclusivity. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11, the Sellers will not, and each Seller will cause its Affiliates not to, directly or indirectly, (a) solicit, initiate, discuss or encourage the submission of any inquiry, contact, proposal or offer from any Person relating to the acquisition of the Business, the Assets, the capital stock or voting securities of any FS Tech Entity, or all or substantially all of their respective Properties or operations (including any acquisition structured as a merger, consolidation or share exchange), (b) negotiate, discuss, entertain or approve any offer or indication of interest with respect to such acquisition or sale or undertake any transactions similar to the foregoing types of transactions, or (c) furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do any of the foregoing. Seller Parent will notify Buyer Parent of any such inquiry, contact, proposal, or offer within twenty-four (24) hours of receipt or awareness thereof. The Sellers will immediately terminate all discussions with any third Persons relating to any proposed acquisition or sale or undertaking of any transactions similar to the transactions relating to the Business described in this Section 5.7, and will request the return or destruction of all Confidential Information of the Sellers provided to such third Persons.

5.8 Termination of Intercompany Arrangements. Except as set forth in Schedule 5.8, the Sellers shall, at or prior to the Closing, terminate or cause to be terminated all payables, receivables, liabilities, Contracts, and other agreements, arrangements and obligations between a FS Tech Entity, on the one hand, and Seller Parent or any Affiliate of Seller Parent (other than a FS Tech Entity), on the other hand.

5.9 Covenant Not to Compete.

(a) In consideration of and as an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, for a period of five (5) years from and after the Closing Date, Seller Parent agrees that it will not, and will cause its Affiliates not to, engage, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or render services to, whether as a partner, stockholder, member, principal, agent, consultant, employee, or independent contractor, any business whether in corporate, proprietorship or partnership form or otherwise with respect to any product or service that is the same as or competitive with the Business (a “Competitive Business”), on a worldwide basis; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded Person shall not be deemed to be a violation of this provision.

(b) For a period of five years after the Closing Date, Sellers and their respective Affiliates shall not use the Retained Mark or any trademark or service mark confusingly similar to the Retained Mark to engage, directly or indirectly, in a Competitive Business, including the sales of products, services or other commercial activity, or license the Retained Mark to third parties for use in connection with a Competitive Business. Sellers further warrant as of the Closing Date there are no licenses of the Retained Mark to third parties for use in a Competitive Business.

(c) Regardless of any provision of Section 5.9 (a) or (b) to the contrary, nothing in this Section shall prohibit, restrict or otherwise limit Seller or any of its Affiliates from (i) reselling the products set forth on Exhibit A to the Supply Agreement and the functional substitutes for such products (the “Permitted Products”), whether manufactured by Buyer or its Affiliates or by third parties, so long as such products are incorporated into and resold only as part of a Permitted Integrated System (as defined below) that was not offered for sale by any FS Tech Entity prior to the Closing Date; (ii) providing support and repair services for Permitted Integrated Systems that include, as part of such Permitted Integrated Systems, the Permitted Products; or (iii) using the Retained Mark in furtherance of the purposes of subsections (i) and (ii) hereof. A “Permitted Integrated System” shall mean either (1) a system or solution offered by Federal Signal’s Safety and Security Systems Group (x) that utilizes mobile cameras together with any of the following: light bars (including mobile emergency and amber light products), communication systems, wireless broadband data networks, wireless transit systems or LTE public safety systems, or (y) that utilizes fixed cameras, provided that in the case of (y), the Permitted Products integrated into the system or solution comprise less than 66% of the value of such system or solution; or (2) a system or solution offered by Federal Signal’s Environmental Solutions Group that utilizes ALPR hardware and related software as optional equipment on new vehicles, provided that such ALPR hardware and software are used only in automatic vehicle detection and identification applications.

(d) If Seller Parent breaches the provisions of Sections 5.5 and/or 5.9 (the “Restrictive Covenants”), the Buyer shall have the right and remedy without regard to any other available remedy to (i) have the Restrictive Covenants specifically enforced by any court of competent jurisdiction and (ii) have issued an injunction restraining any such breach without the necessity of proving actual damage. Seller Parent agrees and acknowledges that any breach of the Restrictive Covenants would cause irreparable and material loss and damage to the Buyer, the amount of which cannot be readily determined and as to which the Buyer will not have an adequate remedy at law or in damages.

(e) It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant or any portion thereof shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

5.10 Further Assurances. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11, the Sellers shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. The Sellers shall, on or prior to the Closing Date, use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. At any time and from time to time following the Closing, as and when requested by Buyer Parent, Seller Parent shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

5.11 Discharge of Business Obligations. From and after the Closing Date, the Sellers shall pay and discharge in accordance with past practice, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the Assets (except for those expressly assumed by the Buyer hereunder), including without limitation any liabilities or obligations which constitute Retained Liabilities to employees, trade creditors and clients of the Business.

5.12 Maintenance of Books and Records. After the Closing Date, the Sellers shall retain the records that are Excluded Assets in accordance with the Sellers’ document retention policy. During the period during which such records are retained, duly authorized representatives of the Buyer may have reasonable access to such records, during normal business hours and on at least three days’ prior written notice, at the Buyer’s expense, for any reasonable business purpose specified by the Buyer in such notice.

5.13 Payments Received. The Sellers each agree that after the Closing they will hold and will promptly transfer and deliver to the Buyer, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the Buyer, including without limitation any insurance proceeds, and will account to the Buyer for all such receipts. From and after the Closing, the Buyer shall have the right and authority to endorse without recourse the name of the Sellers on any check or any other evidences of indebtedness received by the Buyer on account of the Business and the Assets transferred to the Buyer hereunder.

5.14 Use of Name. From and after the Closing Date, the Sellers will sign such consents and take such other action as the Buyer shall reasonably request in order to permit the Buyer to use the marks and the tradenames transferred hereunder as Assets. Following the name changes contemplated by Section 10.1, Seller and its Affiliates may use the legal name of each such FS Tech Entity to the extent necessary to pay the Retained Liabilities, to prepare Tax Returns and similar reports and to otherwise wind-up and conclude its business for up to twelve (12) months after the Closing Date.

5.15 Software Escrow Agreement.

(a) Sellers agree that within five (5) Business Days of the signing of this Agreement, Sellers shall place in escrow a copy of the full and complete source code and documentation of the VESystems Enterprise Software for Toll Collections Backoffice and the IDRIS/DCS Automatic Vehicle Detection & Classification Software, including all current and developmental versions thereof, and any versions currently in use by an FS Tech Entity customer or which an FS Tech Entity has a present obligation to maintain or support (such source code and documentation, the “Software Escrow Materials”). Such Software Escrow Materials shall be deposited with Iron Mountain (the “Software Escrow Agent”) pursuant to a software escrow agreement containing customary terms and conditions (“Software Escrow Agreement”), which shall be entered into by Seller Parent at the time of deposit.

(b) The Software Escrow Materials shall be held by the Software Escrow Agent pursuant to the Software Escrow Agreement and shall be released either (i) to Buyer upon Closing or (ii) to Seller Parent upon termination of this Agreement for any reason, as the case may be. In addition, upon deposit of the Software Escrow Materials, Sellers shall provide Buyer with customary information requested in Iron Mountain’s standard escrow deposit questionnaire form.

(c) Sellers shall update and supplement the Software Escrow Materials as necessary to keep such materials full and complete, and no less frequently than every two (2) weeks subsequent to the initial deposit thereof and upon Closing.

(d) Iron Mountain shall have the right to conduct inspections, audits and tests of the Software Escrow Materials to verify conformance with this Section, from time to time.

5.16 Transitional Use of Retained Mark. After the Closing Date, Buyer and its Affiliates shall have the right to exhaust any inventory or works-in-process bearing the Retained Mark, and may continue to use shipping materials, packaging, sales literature, promotional literature, websites or other similar materials that display the Retained Mark for up to twelve (12) months after the Closing Date.

5.17 UK Employee Information. Ten (10) days prior to the Closing Date, the Seller Parent will deliver to the Buyer Parent an updated Schedule 3.7(a) except that such updated schedule shall include the UK Employees by name.

5.18 Referrals. From and after the Closing Date, the Sellers will promptly refer all inquiries with respect to ownership of the Assets or the Business to the Buyer.

ARTICLE 6

COVENANTS OF THE BUYER

6.1 Consents and Closing Conditions.

(a) Generally. The Buyer shall use commercially reasonable efforts to (i) obtain such consents, approvals, authorizations and waivers from third parties and to take other actions as may be required in order to fulfill the closing conditions, as set forth in Article 9 which are within its control; provided, however, that it is understood that such efforts do not require the Buyer to offer or grant financial accommodations to any third party; (ii)(A) as soon as possible, and in any event no later than twenty (20) Business Days after the date of this Agreement, make any initial filings required under the HSR Act and (B) as promptly as practicable, make any additional filings required by any other applicable Antitrust Law and (iii) cause the representations and warranties of the Buyer in Article 4 to be true and correct on and as of the Closing Date.

(b) Antitrust Laws. The Buyer shall consult and cooperate with Seller Parent, and consider in good faith Seller Parent’s views, in connection with any analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with Proceedings under or relating to any Antitrust Law; provided, however, that, with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, the Buyer need not supply Seller Parent with copies (or in case of oral presentations, a summary). The Buyer will promptly provide Seller Parent with all information necessary for Seller Parent to submit filings required by any Antitrust Law, and any information necessary to respond to any supplemental requests for information by any Governmental Authority. The Buyer shall pay all fees and expenses of filings under any Antitrust Law. The Buyer will notify Seller Parent promptly upon the receipt of (i) any comments from any officials of any Governmental Authority in connection with any filings made under any Antitrust Law and (ii) any request by any officials of any

Governmental Authority for amendments or supplements to any filings made pursuant to, or information provided to comply with, any Antitrust Laws in all material respects. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made under an Antitrust Law, the Buyer will promptly inform Seller Parent of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. The Buyer shall use its reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the Antitrust Laws. The Buyer shall use its reasonable efforts to take such action as may be required to cause the expiration or termination of the waiting or notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1 shall limit the Buyer’s right to terminate this Agreement pursuant to Section 11.2 so long as the Buyer has until such date complied in all material respects with its obligations under this Section 6.1.

(c) Limitations on Actions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6 shall require, or be construed to require, the Buyer to propose, negotiate, offer to commit or effect any sale, divestiture or disposition of assets or business of the Buyer or Seller Parent or their respective Affiliates, or any restrictions on the conduct of the Business.

(d) Performance Collateral. Buyer Parent shall use its commercially reasonable efforts to procure from financial institutions and, where appropriate, applicable third parties, performance collateral in the form of payment bonds, performance bonds, warranty bonds and/or bank letters of credit (collectively “Substitute Performance Collateral”) as shall be necessary to permit the substitution of Substitute Performance Collateral for similar performance collateral with respect to the performance collateral listed in Schedule 6.1(d) for delivery on the Closing Date, each of which relates to a Material Contract. Seller has delivered to Buyer before the date hereof a true, correct and complete copy of all performance collateral, including each performance bond, identified on Schedule 6.1(d).

(e) Release of any Guarantor Obligations. Buyer Parent shall use its commercially reasonable efforts to (i) cause the release of the guarantor obligations of the Sellers for the guaranties set forth on Schedule 6.1(e) and (ii) provide evidence of such release in a form reasonably satisfactory to Sellers for delivery on the Closing Date.

6.2 Books and Records.

(a) Unless otherwise consented to in writing by Seller Parent, the Buyer shall retain the books and records of the Sellers delivered to the Buyer relating to periods prior to the Closing Date in accordance with the Buyer’s document retention policy. During the period during which such books and records are retained, duly authorized representatives of Seller Parent shall, upon reasonable notice and for a reasonable purpose, and at Seller Parent’s expense, have access thereto during normal business hours to examine, inspect and copy such books and records. Additionally, in connection with the Retained Liabilities and as shall be reasonably required in connection with the defense of any Proceeding or otherwise, the Buyer shall make available to Seller Parent, at Seller Parent’s expense, access to employees as may be reasonably requested by the Seller Parent for a reasonable purpose.

(b) If, in order to properly prepare documents required to be filed with a Governmental Authority or its financial statements or required under any applicable Law, it is necessary that either party hereto (or any of their respective Affiliates) or any successors be furnished with additional information relating to the FS Tech Entities and such information is in the possession of the other party hereto or any of its Affiliates, such party agrees to use its commercially reasonable efforts to furnish such information to such other party as soon as reasonably practicable, at the cost and expense of the party being furnished such information.

6.3 Further Assurances. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 11, the Buyer shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. The Buyer shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. At any time and from time to time following the Closing, as and when requested by Seller Parent, the Buyer shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

6.4 Additional Buyer Entities. As soon as reasonably practicable following the date hereof, such as would not unreasonably be expected to delay the expected Closing hereunder, Buyer Parent will designate one or more subsidiaries of Buyer Parent that will be deemed a Buyer hereunder. Buyer Parent will cause each such subsidiary to duly execute and deliver all documents, agreements, and instruments required to be executed and delivered by such subsidiary as a Buyer under this Agreement. Each subsidiary so designated as a Buyer pursuant to this Section 6.4 will be deemed a Buyer for all purposes hereunder.

6.5 Pre-Closing Warranty Claims. Subject to payment for such claims being apportioned in accordance with Sections 2.3(b) and 2.4(o), Buyer agrees that following the Closing it will administer all recall, design defect or other warranty Claims for any products manufactured or sold or services performed prior to the Closing Date in good faith and in accordance with the applicable warranty terms.

6.6 Laptop and Desktop Computers. At least five Business Days prior to the Closing Date, the Buyer, in its sole discretion, will identify to the Sellers those laptop and desktop computers used or held for use primarily in the Business that shall be Assets and those laptop and desktop computers used or held for use primarily in the Business that shall be Excluded Assets. For the avoidance of doubt, pursuant to the Transition Services Agreement, Seller shall provide transition services to Buyer with respect to any such laptop and desktop computers that are identified by Buyer as Excluded Assets. With respect to the laptop and desktop computers which become Assets hereunder, Buyer agrees to remove from such equipment all software which does not constitute an Asset hereunder within a reasonable period of time after Closing.

6.7 Payments Received. The Buyer agrees that after the Closing it will hold and will promptly transfer and deliver to Seller Parent, from time to time as and when received by it, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that it may receive on or after the Closing which properly belongs to any Seller, and will account to Seller Parent for all such receipts.

ARTICLE 7

TAX AND EMPLOYEE MATTERS

7.1 Proration of Taxes and Tax Return Filings.

(a) Seller Parent shall timely prepare (or cause to be prepared) on a basis consistent with past practice and Seller Parent shall timely file (or cause to be timely filed) all Tax Returns required by applicable Law covering the Business and the Assets for any Pre-Closing Tax Period that are required to be filed, regardless of when due, and the Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns required by applicable Law covering the Business and the Assets relating to any Straddle Period. Liability for all real property taxes, personal property taxes, and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (a “Straddle Period” and the “Apportioned Obligations,” respectively) shall be apportioned between the Seller and the Buyer based on the number of days of such taxable period included in the period ending on the Closing Date (“Pre-Closing Tax Period”) and the number of days of such taxable period included in the period after the Pre-Closing Tax Period (the “Post-Closing Tax Period”), taking into account any applicable accruals or reserves included on the Final Closing Date Statement. Seller Parent shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period. The Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period. With respect to real property Taxes, such proration shall be calculated based upon the most recent tax statement available at the time of Closing, provided, however, that the parties agree to re-prorate the real property taxes based on the actual statement for the applicable period within thirty (30) days after such actual tax statement is received by the Buyer, and the appropriate party shall promptly pay to the other party the amount of any adjustment necessary to reflect the actual proration based upon such actual tax statements.

(b) Cooperation on Tax Matters.

(i) The Buyer and Seller Parent agree to furnish, or cause to be furnished to the other upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Assets as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any Claim or Proceeding relating to any proposed Tax adjustment relating to the Assets. The Buyer and Seller Parent shall keep all such information and documents received by them confidential unless otherwise required by Law.

(ii) The Buyer and Seller Parent agree to retain, or cause to be retained, all books and records pertinent to the Assets until the applicable period for assessment of Taxes under applicable Law (giving effect to any and all extensions or waivers) has expired and such additional period as necessary for any administrative or judicial Proceedings relating to any proposed assessment, and to abide with all record retention agreements entered into with any taxing authority. The Buyer and Seller Parent agree to give the other reasonable notice prior to transferring, discarding, or destroying any such books and records relating to Tax matters and, if so requested, the Buyer and Seller Parent shall allow the requesting party to take possession of such books and records.

(iii) The Buyer and Seller Parent shall cooperate with each other in the conduct of any audit or other Proceedings for any Tax purposes relating to the Assets, and the preparation and filing by Seller Parent of all Tax Return for periods ending on and or before the Closing Date. The Buyer and Seller Parent shall each execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Agreement.

(iv) The Buyer and Seller Parent agree to use or cause their respective Affiliates to use, the alternative procedures set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting.

7.2 Value Added Tax.

(a) The Purchase Price attributable to the Assets located in the United Kingdom is exclusive of Value Added Tax (“VAT”) which shall be payable by the Buyer in addition, if and to the extent applicable.

(b) If any VAT is payable on the sale of any of the Assets located in the United Kingdom, under this Agreement and HM Revenue & Customs have so confirmed in writing after disclosure of all material facts, the Seller, as applicable, shall promptly deliver to the Buyer a proper VAT invoice in respect of the VAT payable. Following receipt of the VAT invoice, Buyer shall pay the applicable Seller the amount of such VAT immediately on (i) recovery of such VAT by the Buyer from HM Revenue & Customs, or (ii) payment of the VAT by the applicable Seller, whichever is the earlier.

(c) Before sending any letter to HM Revenue & Customs, the applicable Seller hereby agrees to give the Buyer 3 business days to comment upon such letter, and Seller shall incorporate all reasonably requested comments of Buyer thereto. If no comments of Buyer are received within such 3 day period after receipt of such letter, Buyer shall have been deemed to have accepted such letter in the form provided by Seller.

7.3 Employee Matters.

(a) From and after the date of this Agreement, the Sellers shall provide the Buyer with reasonable access, during business hours, to Business Employees, and independent contractors or consultants of the Business, for purposes of the Buyer’s communications therewith concerning potential employment or retention by the Buyer and the terms and conditions of employment, employee benefits, consulting terms or fees, retention arrangements (if any), and other transitional matters.

(b) With respect to the UK Employees, Section 7.4 shall apply in full and shall take precedence over this Section 7.3.

(c) Contemporaneous with the date of this Agreement, Buyer Parent has delivered to Seller Parent a letter identifying those Business Employees who will not be receiving an offer of continuing employment with Buyer (“Non-Transferring Employee Letter”). Subject to the limitations and conditions set forth in the Non-Transferring Employee Letter, Buyer shall offer all other Business Employees disclosed to Buyer on Schedule 3.7(a) as of the date of this Agreement continuing employment on an “at will” basis (to the extent applicable under local Law), subject to the terms and conditions of employment as the Buyer shall choose (other than the UK Employees as to which Section 7.4 shall apply). The UK Employees and those employees who accept employment with the Buyer or an Affiliate of the Buyer shall be referred to as “Transferring Employees.” Nothing in this Agreement is intended to or shall be interpreted to require the Buyer to continue the employment of any Transferring Employee for any period of time following the Closing Date or to prevent the Buyer from making future changes in the terms and conditions of employment (including the compensation) of any Transferring Employee, subject to applicable Law.

(d) The Sellers shall be solely responsible for any notice, consultation, information or other obligations required prior to the Closing Date pursuant to any Labor Laws or collective bargaining or similar agreement covering the Business Employees or the Business, and the Buyer will cooperate and provide the Sellers with true and complete information reasonably requested by the Sellers that is necessary for the Sellers to perform any notification, information or consultation obligations.

(e) With the exception of its defined benefit pension plan and retiree medical plans, the Buyer will cause each of its pension and welfare benefit plans to recognize all of the service that the Transferring Employees completed with the Sellers for purposes of determining their eligibility to participate in, the amount of, and vesting in their benefits under such plans. As of the Closing Date, the Transferring Employees and their eligible family members shall cease to participate in the Employee Plans except as otherwise required by Law; provided, however, that the Sellers and the Employee Plans will remain responsible to such Transferring Employees and their eligible family members for all benefits accrued or payable under such plans on or prior to the Closing Date, except as provided in Section 7.3(f) below. Except as provided in Section 7.3(f), no portion of the assets of any Employee Plan will be transferred to the Buyer, and the Buyer assumes no liability or obligation with respect to the Employee Plans.

(f) On or prior to the Closing Date, Seller Parent will cause the unvested accrued benefits of all Business Employees under its defined benefit pension plan (the “Seller Pension Plan”) and defined contribution pension plan (the “Seller 401(k) Plan”) to become fully vested. As soon as reasonably practical following the Closing Date, Seller Parent will cause the accounts of each Transferring Employee under the Seller 401(k) Plan to be transferred to the qualified 401(k) plan of the Buyer (the “Buyer 401(k) Plan”). Such transfer will include a transfer of the corresponding assets from the trust forming part of the Seller 401(k) Plan to the trust forming part of the Buyer 401(k) Plan, which shall consist of cash and, to the extent permitted by the plan, any promissory notes or other evidences of indebtedness with respect to outstanding plan loans to the Transferring Employees who are participants in such Seller 401(k) Plan. On the transfer date of such accounts and assets, Seller Parent will deliver to the Buyer all information related to such transfer reasonably requested by Buyer, including the amounts of the account balances of the Transferring Employees and the details of any outstanding plan loans from the Seller 401(k) Plan to such Transferring Employees.

(g) Seller Parent will ensure that the COBRA continuation coverage requirements are met on and after the Closing Date with respect to all current and former Business Employees (and their eligible family members) who experience a “qualifying event” on or prior to the Closing Date.

(h) Seller Parent shall cause the sale of the Assets described in this Agreement to be treated as a “Divestiture of a Business Segment” for all purposes under its 2005 Executive Incentive Compensation Plan as applied to all outstanding grants and awards made pursuant thereto to any Transferring Employees, so that any outstanding unvested stock options or restricted stock units granted to such Transferring Employees will become fully vested and (with respect to stock options) exercisable in accordance with their terms on the Closing Date.

(i) Seller Parent shall pay to any Business Employee owed a bonus, incentive, payment, or other benefit or acceleration pursuant to a Sale Bonus Agreement the full amount of any such bonus, incentive, payment, or other benefit or acceleration due under such agreement in accordance with the applicable terms of each such Sale Bonus Agreement.

(j) On or immediately following the Closing Date, Seller Parent will provide Buyer with a list of the Transferring Employees and the amount of each Transferring Employee’s unused vacation benefits included in the Current Liabilities set forth in the Preliminary Statement.

7.4 UK Employees.

(a) Operation of TUPE. The parties hereto intend and acknowledge that the transfer of the Business and Assets located in England shall constitute a transfer to which TUPE applies, and agree that, as a consequence, the contracts of employment made between the current employer and the UK Employees (except insofar as such contracts relate to benefits for old age, invalidity or survivors under any occupational pension scheme) shall have effect from and after the Closing Date as if originally made between the Buyer and the UK Employees.

(b) UK Employee Warranties.

(i) The Buyer irrevocably and unconditionally waives all rights it has pursuant to Regulations 11 and 12 of TUPE and agrees that Regulations 11 and 12 of TUPE shall not apply in respect of the sale of the Business pursuant to the terms of this Agreement. The Buyer further confirms the terms of this Agreement constitute the whole of the parties’ Agreement in relation to sale of the Business and any liabilities arising in connection with the UK Employees or Regulations 11 and 12 of TUPE. The Buyer confirms that it has specifically considered the provisions of Regulation 12(4)(a) and (b) and acknowledges that no compensation over and above the terms of this Agreement would be just and equitable pursuant to Regulation 12 of TUPE.

(ii) The Seller Parent shall notify the Buyer of any material change to the UK Employee information included as part of Schedule 3.7(a) as soon as is reasonably practicable.

(iii) The Seller Parent warrants, except as is disclosed on Schedule 7.4(b) hereof, that:

(A)	The UK Employee information in Schedule 3.7(a) shall be complete and accurate as of the date hereof and as of the Closing Date;

(B)	none of the Sellers who employ any of the UK Employees is in material breach of the contract of employment of any of UK Employee nor, to the Knowledge of Sellers, is any UK Employee in material breach of his or her contract of employment with any such Seller;

(C)	neither it nor any of the other Sellers has given or received a notice regarding the termination of employment of any UK Employee nor are any of the UK Employees the subject of any material disciplinary action or grievance procedure; and

(D)	no Seller is engaged in relation to any UK Employee in any dispute, claim or legal proceedings, arising under contract or common law or arising out of or relating to any statute including the provisions of TUPE nor any claim or allegation of unlawful discrimination.

(iv) The Seller Parent agrees that during the period from the date hereof through the Closing Date:

(A)	the Seller Parent shall enable and assist the Buyer and its agents and representatives to communicate with and meet the UK Employees and their trade union or other employee representatives as is required by applicable law;

(B)	none of the Sellers who employs any of the UK Employees shall, without the prior written consent of the Buyer Parent:

(1) amend or vary (or purport or promise to amend or vary) the terms and conditions of employment or engagement (including, for the avoidance of doubt, pay and job description) of any UK Employee (other than where such amendment or variation has previously been agreed between the applicable Seller and the UK Employee in the Ordinary Course of Business, and where any such amendment or variation is not in any way related to the transfer of Assets to a Buyer);

(2) terminate or give notice to terminate the employment or engagement of any UK Employees (other than in circumstances in which the termination is for reasons of misconduct or lack of capability or otherwise in Ordinary Course of Business); or

(3) employ or assign any person to a Seller who would or might as a consequence of such employment or assignment become a UK Employee, and transfer such person to Buyer in connection with the transactions contemplated hereby.

(c) Information and Consultation.

(i) Buyer shall comply with its obligations under Regulation 13 of TUPE during the period prior to the Closing Date.

(ii) The Seller Parent shall cause each of the Sellers to comply with their obligations under Regulations 13 and 14 of TUPE during the period prior to the Closing Date, except where a Seller is unable to do so as a result of the failure of a Buyer to comply with its duties under Regulation 13 of TUPE.

(d) Indemnities.

(i) The Seller Parent shall indemnify the Buyer against all Losses incurred by a Buyer in connection with or as a result of:

(A)	Any claim or demand by any UK Employee or former UK Employee (whether in contract, tort, under statute, pursuant to European law or otherwise) including any claim for unfair dismissal, wrongful dismissal, a redundancy payment, breach of contract, unlawful deduction from wages, discrimination on the grounds of sex, race, disability, age, sexual orientation, religion or religious belief, personal injury, a protective award or a claim or demand of any other nature, in each case arising directly or indirectly from any act, fault or omission of the employer in respect of any UK Employee or former UK Employee, or any claim relating to the period on and before the Closing Date;

(B)	any failure by a Seller to comply with its obligations under Regulations 13 and 14 of TUPE, or any award of compensation under Regulation 15 of TUPE, except where such failure arises from the failure of a Buyer to comply with its duties under Regulation 13 of TUPE;

(C)	any claim (including any individual employee entitlement under or consequent on such a claim) by any trade union or other body or person representing the UK Employees (or other employees of a Seller) arising from or connected with any failure by a Seller to comply with any legal obligation to such trade union, body or person; and

(D)	any claim by any person employed or engaged by the Sellers (other than a UK Employee) in respect of which a Buyer incurs or is alleged to incur responsibility or liability for acts or omissions of the Sellers as a result of the operation of TUPE.

(ii) If in connection with the transfer of Assets under this Agreement, it is found or alleged that the employment of any person employed or engaged by the Sellers other than the UK Employees has transferred to a Buyer pursuant to TUPE:

(A)	Buyer may by 4 pm (London time) on the fifteenth (15th) working day following but excluding the day upon which it becomes aware of that allegation or finding, dismiss the employee with immediate effect; and

(B)	the Seller Parent shall indemnify the Buyer against all Losses which the Buyer may suffer or incur in respect of that dismissal and the employment of that person up to the date of the dismissal.

(iii) Buyer shall indemnify the Sellers against all Losses incurred by Sellers in connection with or as a result of:

(A)	any claim or demand by any UK Employee (whether in contract, tort, under statute, pursuant to European law or otherwise) including any claim for unfair dismissal, wrongful dismissal, a redundancy payment, breach of contract, unlawful deduction from wages, discrimination on the grounds of sex, race, disability, age, sexual orientation, religion or religious belief, a protective award or a claim or demand of any other nature, in each case arising directly or indirectly from any act, fault or omission of a Buyer, as the case may be, in respect of any UK Employee on or after the Closing Date;

(B)	any failure by a Buyer to comply with its obligations under Regulation 13 of TUPE; and

(C)	any claim or demand by any UK Employee arising out of any change or proposed change in the terms and conditions of employment or working conditions of that person on or after their transfer to a Buyer on the Closing Date, where that UK Employee would have been a transferring UK Employee but for his resignation or decision to treat his employment as terminated under Regulation 4(9) of TUPE on or before the Closing Date as a result of any such changes.

7.5 Cooperation and Records Retention. From time to time, Seller Parent, each FS Tech Entity and the Buyer shall provide, and shall cause their respective accountants and other representatives to provide, to each other on a timely basis, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return or the examination by any taxing authority or other administrative or judicial Proceeding relating to any Tax Return. Seller Parent, each FS Tech Entity and the Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions and carryovers) have expired, copies of all Tax Returns for all Tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

ARTICLE 8

BUYER’S CONDITIONS TO CLOSING

The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to the Buyer’s reasonable satisfaction or the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Seller Parent herein contained in (a) Section 3.1 shall be true and correct in all respects (other than any immaterial failures to be true and correct) and (b) Article 3 (other than Section 3.1) shall be true and correct in all material respects, in each case as of the Closing Date with the same effect as though made at and as of such date (except that those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

8.2 Performance of Covenants. Seller Parent shall have performed, and shall have caused each FS Tech Entity to perform, in all material respects all covenants and obligations and complied with, and caused each FS Tech Entity to comply with, all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3 Consents. The Sellers shall have secured those Orders, consents, approvals and clearances listed on Schedule 8.3 to be obtained by the Sellers, in form and substance reasonably satisfactory to the Buyer, and the results set forth on Schedule 8.3 shall have been obtained.

8.4 No Litigation. There shall not be any litigation or Proceeding pending or threatened (including, without limitation, any litigation or Proceeding arising under any Antitrust Law) to restrain or invalidate the transactions contemplated by this Agreement.

8.5 No Orders. No Orders enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

8.6 Antitrust Laws. Any applicable waiting periods, together with any extensions thereof, under the HSR Act or any other Antitrust Law shall have expired or been terminated, and any necessary approvals or clearances under any other Antitrust Law shall have been obtained.

8.7 Release of any Guarantor Obligations. The Sellers shall (a) have caused the release of any guarantor obligations of the FS Tech Entities or Assets pursuant to the Financing Agreement, dated as of February 22, 2012, among Federal Signal Corporation, certain subsidiaries of Federal Signal Corporation (as guarantors), various lenders from time to time party thereto, and TPG Specialty Lending, Inc. (as administrative agent, collateral agent and sole lead arranger) and any ancillary agreements related thereto and pursuant to the Credit Agreement dated as of February 22, 2012, by and among Federal Signal Corporation (as borrower), various lenders, General Electric Capital Corporation (as a co-collateral agent), and Wells Fargo Capital Finance, LLC (as administrative agent and co-collateral agent) and any ancillary agreements thereto, and (b) have provided evidence of such release in a form reasonably satisfactory to the Buyer.

8.8 Lien Releases. Except with respect to the UCC-1 filings listed on Schedule 1.1B and set forth in the column titled “Continue Post Closing”, the Sellers shall have caused the termination or subordination of all UCC-1 filings, security agreements, or registrations pledging any interest in the Assets, or any other encumbrances (including any security interest in any Intellectual Property and any security interest filed pursuant to (a) the Financing Agreement, dated as of February 22, 2012, among Federal Signal Corporation, certain subsidiaries of Federal Signal Corporation (as guarantors), various lenders from time to time party thereto, and TPG Specialty Lending, Inc. (as administrative agent, collateral agent and sole lead arranger) and any ancillary agreements related thereto, and (b) the Credit Agreement dated as of February 22, 2012, by and among Federal Signal Corporation (as borrower), various lenders, General Electric Capital Corporation (as a co-collateral agent) other than Permitted Encumbrances, and Wells Fargo Capital Finance, LLC (as administrative agent and co-collateral agent)) and any ancillary agreements related thereto and shall have provided evidence of such terminations in a form satisfactory to the Buyer.

8.9 Closing Documents. The Sellers shall have delivered all documents required to be delivered by them at Closing pursuant to Section 10.1 of this Agreement, in each case in form and substance reasonably satisfactory to the Buyer.

ARTICLE 9

THE SELLERS’ CONDITIONS TO CLOSING

The respective obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment to their reasonable satisfaction or waiver, at or prior to the Closing, of the following conditions:

9.1 Representations and Warranties. The representations and warranties of the Buyer herein contained in (a) Section 4.1 shall be true and correct in all respects (other than any immaterial failures to be true and correct) and (b) Article 4 shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as though made at and as of such date (except that those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date).

9.2 Performance of Covenants. The Buyer shall have performed in all material respects all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

9.3 Consents. The Buyer shall have secured those Orders, consents, approvals and clearances listed in Schedule 9.3 to be obtained by it, in form and substance reasonably satisfactory to Seller Parent.

9.4 No Litigation. There shall not be any litigation or Proceeding pending or threatened (including, without limitation, any litigation or Proceeding arising under any Antitrust Laws) to restrain or invalidate the transactions contemplated by this Agreement.

9.5 No Orders. No Order enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

9.6 Antitrust Laws. Any applicable waiting periods, together with any extensions thereof, under the HSR Act or any other Antitrust Law shall have expired or been terminated, and any necessary approvals or clearances under any other Antitrust Law shall have been obtained.

9.7 Closing Documents. The Buyer shall have delivered all documents required to be delivered by it at Closing pursuant to Section 10.2 of this Agreement, in each case in form and substance reasonably satisfactory to Seller Parent.

ARTICLE 10

ITEMS TO BE DELIVERED AT CLOSING

10.1 Items to be Delivered by the Sellers. At the Closing, the Sellers shall deliver to the Buyer the Assets, including by taking the following actions:

(a) Deliver to the Buyer an officer’s certificate on behalf of each Seller in a form reasonably satisfactory to the Buyer as to: (i) resolutions (or other instruments as applicable) embodying all corporate or limited liability company actions taken by and on behalf of such Seller, as appropriate, to authorize the execution, delivery and performance of this Agreement and the Other Agreements by such Seller; and (ii) the incumbency of each officer signing this Agreement, the Other Agreements or any other agreement, document or instrument executed in connection with this Agreement or the transactions contemplated by this Agreement on behalf of such Seller;

(b) Deliver to the Buyer a certificate of Seller Parent, dated as of the Closing Date and executed by an authorized representative of Seller Parent, to the effect that each of the conditions specified in Section 8.1 and Section 8.2 are satisfied in all respects;

(c) To the extent available under applicable Law, deliver to the Buyer a certificate of good standing of each Seller dated as of a date within thirty (30) days of the Closing Date and issued by the Secretary of State or other appropriate Governmental Authority of the state in which such Seller was incorporated or formed;

(d) Deliver to the Buyer those Orders, consents, approvals, results and clearances set forth on Schedule 8.3 and described in Section 8.3;

(e) Deliver to the Buyer one or more bills of sale, substantially in the form of Exhibit G hereto, conveying title to all of such Seller’s Personal Property included in the Assets;

(f) Deliver to the Buyer an assignment and assumption agreement in the form of Exhibit H hereto (the “Assignment and Assumption Agreement”), duly executed by the Sellers;

(g) Deliver to the Buyer the Escrow Agreement duly executed by Seller Parent;

(h) Deliver to the Buyer the Transition Services Agreement duly executed by Seller Parent;

(i) Deliver to the Buyer the Supply Agreement duly executed by Seller Parent;

(j) Deliver to the Buyer the Product Processing Agreement duly executed by Seller Parent;

(k) Deliver to the Buyer the Other Agreements duly executed by each appropriate Seller;

(l) Deliver to the Buyer the Preliminary Statement duly executed by Seller Parent;

(m) Deliver to the Buyer assignment documents for each of the patents, trademarks and other Intellectual Property which are part of the Assets, duly executed by each appropriate Seller;

(n) Deliver to the Buyer all such executed documents as may be required to change each FS Tech Entity’s name on that date to another name bearing no similarity to the current FS Tech Entity name as identified on Schedule 1, including but not limited to a name change amendment with the appropriate state or government office and an appropriate name change notice for each state or country where the FS Tech Entity is qualified to do business;

(o) Deliver to the Buyer any and all documents, instruments and certificates as the Buyer reasonably deems necessary to consummate the transactions contemplated by this Agreement as the Buyer reasonably requests (including documents evidencing the release of any guarantor obligations required pursuant to Section 8.7 of this Agreement and the release of Liens required pursuant to Section 8.8 of this Agreement); and

(p) Deliver to the Buyer such other good and sufficient instruments of transfer as the Buyer reasonably deems necessary and appropriate to vest in the Buyer all right, title and interest in, to and under the Assets;

and simultaneously with such delivery, the Sellers shall take such steps as are required to put the Buyer in actual possession and operating control of the Assets.

10.2 Items to be Delivered by the Buyer. At the Closing, the Buyer shall:

(a) Deliver to Seller Parent a certificate of the Buyer, dated as of the Closing Date and executed by an authorized representative of Buyer Parent, to the effect that each of the conditions specified in Section 9.1 and Section 9.2 are satisfied in all respects;

(b) Deliver to Seller Parent the Assignment and Assumption Agreement duly executed by the Buyer;

(c) Deliver to Seller Parent the Escrow Agreement duly executed by Buyer Parent;

(d) Deliver to Seller Parent the Transition Services Agreement duly executed by Buyer Parent;

(e) Deliver to Seller Parent the Supply Agreement duly executed by Buyer Parent;

(f) Deliver to Seller Parent the Product Processing Agreement duly executed by Buyer Parent;

(g) Deliver to Seller Parent the Other Agreements duly executed by the Buyer;

(h) Deliver to Seller Parent those Orders, consents, approvals and clearances set forth on Schedule 9.3;

(i) Deliver in immediately available funds the Estimated Purchase Price pursuant to the funds flow memorandum as contemplated by Section 2.6 of this Agreement;

(j) Deliver to the Sellers or the applicable third party the Substitute Performance Collateral listed on Schedule 6.1(d) hereof;

(k) Deliver to the Sellers evidence of the release of the guarantor obligations listed on Schedule 6.1(e) hereof; and

(l) Deliver to Seller Parent any and all documents, instruments and certificates as Seller Parent reasonably deems necessary to consummate the transactions contemplated by this Agreement as Seller Parent reasonably requests.

10.3 Local Actions.

(a) Buyer Parent shall, either directly or through one or more of its Affiliates, take all actions required of it (consistent with this Agreement) and enter into all agreements and instruments (in form reasonably satisfactory to Seller Parent) in each applicable jurisdiction necessary to effect the transfer of the Assets and to assume the Assumed Liabilities and to otherwise comply with its obligations in this Agreement.

(b) Each Seller shall take all actions required of it (consistent with this Agreement) and enter into all agreements and instruments (in form reasonably satisfactory to the Buyer) in each applicable jurisdiction necessary to effect the transfer of the Assets and the Assumed Liabilities and to otherwise comply with its obligations in this Agreement.

10.4 Third Party Consents. To the extent that any Seller’s rights under any agreement, contract, commitment, Lease, Permit or other Asset to be assigned to the Buyer hereunder may not be assigned without the consent of another Person which has not been obtained prior to or as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller Parent agrees to use commercially reasonable efforts to obtain any such required consent(s) as promptly as possible after Closing, provided, however, that it is understood that such efforts do not require the Sellers to offer or grant financial accommodations to any third party. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer’s rights under the Asset in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller Parent, to the maximum extent permitted by Law and the Asset, shall act after the Closing as the Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Asset, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

ARTICLE 11

TERMINATION

11.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing, by the mutual written consent of Seller Parent and Buyer Parent.

11.2 Termination by either Buyer Parent or Seller Parent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Buyer Parent or Seller Parent if (a) the Closing shall not have occurred prior to December 31, 2012 (“Outside

Closing Date”), provided, however, that the right to terminate this Agreement under this Section 11.2(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to the Outside Closing Date, or (b) any court of competent jurisdiction or other Governmental Authority having jurisdiction over Seller Parent, Buyer Parent, the FS Tech Entities or the Business has issued an Order or taken any other final action restraining, enjoining, or otherwise prohibiting or materially restricting the consummation of the transactions contemplated in this Agreement, and such Order or other action shall have become final and nonappealable.

11.3 Termination by Buyer Parent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Buyer Parent if (a) any Seller shall have breached any of its representations or warranties or if Seller Parent or any FS Tech Entity shall have failed to perform in any material respect any of its covenants or agreements contained in this Agreement which breach or failure is not curable or, if curable, is not cured within twenty (20) Business Days after the receipt of written notice by Buyer Parent to Seller Parent of such breach or failure; or (b) any condition in Article 8 becomes incapable of fulfillment at Closing, provided that Buyer Parent has not waived such condition.

11.4 Termination by Seller Parent. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing by Seller Parent if (a) the Buyer shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or agreements contained in this Agreement which breach or failure is not curable or, if curable, is not cured within twenty (20) Business Days after the receipt of written notice by Seller Parent to Buyer Parent of such breach or failure; or (b) any condition in Article 9 becomes incapable of fulfillment at Closing, provided that Seller Parent has not waived such condition.

11.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement pursuant to any of the provisions of this Article 11, none of the Sellers nor the Buyer (nor any of their respective directors and officers) shall have any liability or further obligation to the other party to this Agreement, except as is contemplated by Section 13.19 and except further that nothing herein will relieve any party from liability for breach of any representation or warranty or any failure to perform any covenant and agreement. The terminating party’s rights to pursue all legal remedies due to such breach or failure to perform shall survive the termination of this Agreement unimpaired.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

12.1 Survival. All representations and warranties in this Agreement shall survive the Closing Date for a period of eighteen (18) months thereafter, except that (i) the representations and warranties of Section 3.3 (“Taxes”) and Section 3.21 (“Compliance with Anticorruption Laws”) shall survive the Closing until expiration of the applicable statutes of limitations; and (ii) the representations and warranties of Section 3.1 (a), (b), (c) and (f) (“Status of the Sellers”) and Section 3.12 (“Brokers and Commission”) shall survive indefinitely. The representations and warranties in Sections 3.1 (a), (b), (c) and (f), 3.3 (“Taxes”), 3.12 (“Brokers and Commission”) and 3.21 (“Compliance with Anticorruption Laws”) are collectively referred to herein as the “Fundamental Representations”. Notwithstanding any provision in this Article 12 to the contrary, neither Seller Parent nor the Buyer shall be liable for breach of any representation or warranty given by such party unless written notice of entitlement to make a Claim with respect to such Losses is given by such party on or prior to the expiration of the survival period of the particular representation, warranty, covenant or obligation as provided in this Section 12.1. All covenants contained in this Agreement shall survive until fully discharged or until expiration of the applicable statutes of limitations, whichever is later.

12.2 Indemnification by Seller Parent.

(a) Subject to the applicable limitations set forth herein, Seller Parent will indemnify, hold harmless, defend and bear all reasonable costs of defending the Buyer and its Affiliates, and their respective directors, officers, employees, stockholders, attorneys, accountants and agents (collectively, “Buyer Indemnified Parties”) from and against:

(i) any and all damage, loss, liability, deficiency, cost and expense (including any reasonable attorney and accountant fees, legal costs and expenses) from any Proceeding, demand, assessment, settlement or judgment to or against any Buyer Indemnified Party (collectively, “Buyer’s Loss”) as a result of, arising out of or in connection with:

(A)	any and all liabilities and obligations of the Sellers of any nature whatsoever (including the Retained Liabilities ), except for the Assumed Liabilities;

(B)	any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Buyer Indemnified Party that relate to the Sellers or the Business which result from or arise out of any action or inaction prior to the Closing Date of the Sellers or any director, officer, employee, agent, representative or subcontractor of any Seller, including any relating to the pre-closing infringement of third party intellectual property (other than those relating to the Neology Lawsuits), except for the Assumed Liabilities;

(C)	any breach by Seller Parent of any of the representations or warranties contained in Article 3;

(D)	any breach or nonperformance by Seller Parent or any FS Tech Entity of any of its respective covenants or agreements contained in this Agreement;

(E)	Sellers’ noncompliance with any bulk sales laws and any other similar laws in any applicable jurisdiction;

(F)	all liabilities and obligations of the Buyer arising from events occurring after the Closing Date relating to the Neology Lawsuits or any lawsuit by Neology against the Buyer relating to the activities of the Business prior to the Closing Date (or any lawsuit by any Affiliate or successor to any Claims of Neology against the Buyer); and

(G)	all Taxes for which Seller Parent is liable under Sections 7.1 and 13.15 for Pre-Closing Tax Periods; and

(ii) any and all Claims or Proceedings incident to any of the foregoing or to the enforcement of this Section 12.2(a).

(b) Seller Parent shall not have any obligation to indemnify Buyer Indemnified Parties with respect to Section 12.2(a)(i)(C): (i) until the Buyer Indemnified Parties have suffered Buyer’s Losses in excess of Eight Hundred Twenty Five Thousand Dollars ($825,000) (the “Seller’s Floor”), in which case the Buyer Indemnified Parties shall be entitled to recover Losses without regard to the Seller’s Floor, including the first dollar of Buyer’s Loss; or (ii) to the extent the Buyer’s Losses exceeds Twelve Million Dollars ($12,000,000) (the “Seller’s Cap”) (after which point Seller Parent will have no obligation to indemnify the Buyer Indemnified Parties from and against further Buyer’s Loss). Notwithstanding the foregoing, neither the Seller’s Floor nor the Seller’s Cap shall apply with respect to (A) a breach of any Fundamental Representation, or (B) fraud or intentional misrepresentation. For purposes of calculating whether the Seller’s Floor has been exceeded, the representations and warranties of the Seller Parent shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Material Adverse Effect.

(c) Notwithstanding anything to the contrary set forth in this Agreement:

(i) a Buyer Indemnified Party shall be entitled to make a Claim for any contingent liability, within the time limitations set forth in Section 12.1, and to obtain indemnification from the Seller Parent as a result of such Claim, even if the liability becomes an actual liability, due and payable after the occurrence of the time limitations; and

(ii) the indemnification provisions set forth in Section 7.4 shall apply in relation to Losses arising with respect to the UK Employees (as and to the extent set forth therein). The indemnification provisions and Buyer’s recovery rights as set forth in Section 7.4 shall not be subject to the Seller’s Floor, the Seller’s Cap or any other limiting provisions of this Section 12. Buyer shall not make double recovery in respect of any Loss suffered by any Buyer Indemnified Party in relation to any matter which is the subject of both Section 7.4 and this Section 12.2, and the provisions of Section 7.4 shall control in the event of any conflict.

12.3 Indemnification by the Buyer.

(a) Subject to the limitations set forth herein, the Buyer will indemnify, hold harmless, defend and bear all reasonable costs of defending Seller Parent and its Affiliates (collectively, “Seller Indemnified Parties”) from and against:

(i) any and all damage, loss, liability, deficiency, cost and expense (including any reasonable attorney and accountant fees, legal costs and expenses) from any Proceeding, demand, assessment, settlement or judgment to or against any Seller Indemnified Party (collectively, “Seller’s Loss”) as a result of, arising out of or in connection with:

(A)	the Assumed Liabilities;

(B)	any breach by Buyer Parent of any of the representations or warranties contained in Article 4;

(C)	any breach or nonperformance by the Buyer of any of its covenants or agreements contained in this Agreement; and

(D)	all Taxes for which the Buyer is liable under Sections 7.1 and 13.15; and

(ii) any and all Claims or Proceedings incident to any of the foregoing or to the enforcement of this Section 12.3.

(b) Notwithstanding the foregoing, the Buyer shall not have any obligation to indemnify Seller Indemnified Parties with respect to Section 12.3(a)(i)(B): (i) until the Seller Indemnified Parties have suffered Seller’s Losses in excess of Eight Hundred Twenty Five Thousand Dollars ($825,000) (the “Buyer’s Floor”), in which case the Seller Indemnified Parties shall be entitled to recover Losses without regard to the Buyer’s Floor, including the first dollar of Seller’s Loss; or (ii) to the extent the Seller’s Losses exceeds Twelve Million Dollars ($12,000,000) (the “Buyer’s Cap”), after which point the Buyer will have no obligation to indemnify Seller Indemnified Parties from and against further Seller’s Losses. Notwithstanding the foregoing, neither the Buyer’s Floor nor the Buyer’s Cap shall apply with respect to in the case of fraud or intentional misrepresentation.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provisions set forth in Section 7.4 shall apply in relation to Losses arising with respect to the UK Employees (as and to the extent set forth therein). Seller shall not make double recovery in respect of any Loss suffered by any Seller Indemnified Party in relation to any matter which is the subject of both Section 7.4 and this Section 12.3

12.4 Notice of Claims.

(a) Third Party Claims.

(i) If any third party shall notify the Buyer or Seller Parent (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a Claim for indemnification against the other party (the “Indemnifying Party”) under this Article 12, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice and which such counsel shall be satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless (A) the judgment or proposed settlement releases the Indemnified Party completely in connection with such Third Party Claim; (B) there is no finding or admission of any violation of Laws or any violation of the rights of any Person; and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, which such consent shall not be unreasonably withheld or delayed.

(iii) In the event that the Indemnifying Party timely defends, contests or otherwise protects the Indemnified Party against a Third Party Claim, the Indemnified Party shall nevertheless have the right to, but shall not be obligated to, participate at its own expense in the defense of the Third Party Claim with counsel of its own choosing; provided that if the Indemnified Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest, the Indemnifying Party will be responsible for the fees and expenses of the Indemnified Party’s counsel (but not more than one law firm per jurisdiction).

(iv) In the event the Indemnifying Party fails to defend, contest or otherwise protect against any Third Party Claim in a timely matter, the Indemnified Party may, but shall not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such Claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party subsequently undertakes the defense of such matter, the Indemnified Party shall not be entitled to recover from the Indemnifying Party its costs thereafter incurred in the defense thereof other than the reasonable cost of investigation undertaken by the Indemnified Party and reasonable cost of providing assistance.

(v) Regardless of whether the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party and the Indemnifying Party shall cooperate in the defense of such Claim. Such cooperation shall include the provision and access to the defending party of documents, information, books and records reasonably requested by the defending party and material to such Claim; and making available employees as may be reasonably requested by the defending party and as shall be reasonably required in connection with the defense of such Claim and Proceeding resulting therefrom.

(b) Other Claims. In the event that the Buyer or Seller Parent should have a Claim for indemnification under this Article 12 against the other party that does not involve a Third Party Claim, the party seeking indemnification shall promptly deliver to the party from whom indemnification is sought written notice of such Claim detailing the basis for such Claim.

(c) Defense of the Neology Lawsuits. Notwithstanding the procedures set forth in Section 12.4, in the event that the Neology Lawsuits are not fully and finally resolved by the Sellers prior to the Closing Date (subject to the covenant of Section 5.1(k)), the Buyer shall defend, control and/or settle the Neology Lawsuits; provided, however, that the Buyer will not enter into any settlement with respect to either of the Neology Lawsuits without the prior written consent of the Seller Parent, which such consent shall not be unreasonably withheld or delayed. The Sellers shall cooperate in and provide reasonable assistance to the Buyer in so conducting such defense. The Buyer shall have the right to make Claims against the Escrowed Proceeds for any and all Buyer Losses as they are incurred arising from the Neology Lawsuits to be paid in accordance with the Escrow Agreement.

12.5 Mitigation of Losses; Adjustment to Purchase Price; No Consequential Damages.

(a) The amount of any Buyer’s Loss subject to indemnification hereunder or of any Claim therefor shall be calculated net of (i) any accruals or reserves on the Final Closing Date Statement that specifically relate to the matter(s) for which indemnification is claimed, (ii) any amounts actually recovered by the Buyer, any FS Tech Entities or any of their Affiliates pursuant to any indemnification by or indemnification agreement with any non-affiliated third party (net of all direct collection expenses), and (iii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Buyer’s Loss (net of all direct collection expenses and premium increases) actually received by the Buyer or any FS Tech Entity or any of their Affiliates on account of such loss.

(b) No Indemnified Party shall be entitled to double recovery (or recovery more than once) for the amount of any losses indemnified by the Indemnifying Party under this Article 12 (“Losses”) suffered by such party to the extent such party has otherwise been compensated for such Losses (even if such Losses may have resulted from the breach or inaccuracy of more than one of the representations and warranties or covenants herein). For the avoidance of doubt, no Buyer Indemnified Party shall be entitled to recover for any breach by Seller Parent of any of the representations or warranties contained in Article 3 that are also Claims of Neology (or any Affiliate or successor thereof) in the Neology Lawsuits.

(c) Each Person entitled to indemnification hereunder shall take reasonable steps to mitigate all Losses, costs, expenses and damages.

(d) All indemnification payments made hereunder shall be treated by the parties hereto as adjustments to the Purchase Price.

(e) Notwithstanding anything to the contrary elsewhere in this Agreement, no party hereto (or its Affiliates or any director, officer, employee or agent of such party or Affiliate) shall, in any event, be liable to any other party (or its Affiliates or any director, officer, employee or agent of such party or Affiliate) for any indirect or consequential damages (except those incurred with respect to Third Party Claims), including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

12.6 Payment of Buyer’s Loss. Except with respect to Buyer’s Losses under Section 12.2(a)(i)(F) and any related Claims made under Section 12.2(a)(ii) and subject to the applicable limitations set forth in this Article 12, all liabilities of Seller Parent under this Article 12: (i) shall first be paid or reimbursed out of the Escrowed Proceeds in accordance with the terms of the Escrow Agreement and (ii) after exhaustion of the Escrowed Proceeds or upon the release of the Escrowed Proceeds in accordance with the terms of the Escrow Agreement, any Claim for indemnification by the Buyer Indemnified Parties shall be satisfied by Seller Parent. With respect to Buyer’s Losses under Section 12.2(a)(i)(F) and any related Claims made under Section 12.2(a)(ii), all liabilities of Seller Parent shall be paid solely and exclusively out of the Escrowed Proceeds in accordance with the Escrow Agreement.

12.7 Exclusive Remedy. The Buyer acknowledges and agrees that the foregoing indemnification provisions in this Article 12 shall be the sole and exclusive remedy of the Buyer for money damages (but not for injunctive or other non-monetary equitable relief) of any Buyer Indemnified Party with respect to the transactions contemplated by this Agreement, except with respect to fraud or intentional misrepresentation, as to which the parties shall have, in addition to the indemnification provisions of this Article 12, all of their rights and remedies at Law.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. Any notices or other communications required or permitted hereunder (including, by way of illustration and not limitation, any notice permitted or required under Article 13 hereof) to any party hereto shall be sufficiently given when delivered in person, or when sent by certified or registered mail, postage prepaid, or one (1) Business Day after dispatch of such notice with an overnight delivery service, or when transmitted by facsimile or other form of electronic communication if an answer back is received by the sender, in each case addressed as follows:

In the case of the Buyer:

Traffic Safety Systems Division

Building 235-3A-09

3M Center

St. Paul, MN 55144

Attention: Vice President and General Manager

Facsimile: 651-733-1754

With a copy to:

3M Office of General Counsel

Building 220-9E-02

3M Center

St. Paul, MN 55144

Attention: Gregg M. Larson, Secretary and Deputy General Counsel

Facsimile: 651-736-2205

In the case of the Sellers:

Federal Signal Corporation

1415 West 22nd Street

Oak Brook, Illinois 60523

Attention: Dennis J. Martin, Chief Executive Officer

Facsimile: 1-630-954-3961

With copies to:

Federal Signal Corporation

1415 West 22nd Street

Oak Brook, Illinois 60523

Attention: Jennifer L. Sherman, General Counsel

Facsimile: 1-866- 229-4459

and

Thompson Coburn LLP

One US Bank Plaza

St. Louis, Missouri 63101

Attn: Robert M. LaRose

Facsimile: (314) 552-7068

or such substituted address or attention as any party shall have given notice to the others in writing in the manner set forth in this Section 13.1.

13.2 Amendment. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed by Buyer Parent and Seller Parent and making specific reference to this Agreement.

13.3 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an originally executed counterpart to this Agreement.

13.4 Binding on Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns in accordance with the terms hereof. No party may assign their interest under this Agreement without the prior written consent of the other party; provided that the Buyer may assign its rights and interests to any of its Affiliates. Any purported assignment or delegation in violation of this Section 13.4 shall be null and void.

13.5 Severability. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application thereof shall not in any way be affected or impaired thereby; provided, however, that to the extent permitted by applicable Law, any invalid, illegal, or unenforceable provision may be considered for the purpose of determining the intent of the parties in connection with the other provisions of this Agreement.

13.6 Waivers. The parties may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with, or modify, any of the covenants or conditions contained in this Agreement, and (d) waive or modify performance of any of the obligations of any of the parties hereto; provided, that no such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall operate as a waiver of, or an estoppel with respect to, any subsequent insistence upon such strict compliance other than with respect to the matter so waived or modified.

13.7 Press Releases and Public Announcements. Except as required by applicable Law, including the U.S. federal securities Laws or listing agreement with any securities exchange, no party to this Agreement shall, nor permit its Affiliates to, make any public announcement or press release with respect to this Agreement or the transactions contemplated hereby; provided, however, that such a public announcement or press release may be issued at such time and in such manner as Buyer Parent and Seller Parent shall mutually agree and determine.

13.8 Headings. The headings in the sections and subsections of this Agreement and in the Schedules are inserted for convenience only and in no way alter, amend, modify, limit or restrict the meaning or interpretation of contractual obligations of the parties under this Agreement.

13.9 Supplemental Information; List of Schedules and Exhibits.

(a) Between the date of this Agreement and the Closing, Seller Parent shall give prompt notice to Buyer Parent upon becoming aware of any and all facts, conditions, occurrences, changes, and other matters in each case occurring after the date hereof that will cause the representations and warranties of Seller Parent contained herein (including the Schedules) not to be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Such notice shall specifically refer to this Section 13.9, shall be true, complete and correct and in reasonable detail, and shall specifically identify each representation or warranty so affected and the specific manner in which it is so affected. Any such notice or additional disclosure related thereto shall have no effect on the determination of the satisfaction of any conditions to the obligation of the other parties to consummate the transaction contemplated by this Agreement set forth in Article 8 (“Buyer’s

Conditions to Closing”) or on the determination of the presence of a breach of any representation or warranty in this Agreement or the Buyer’s right to indemnification under this Agreement. Seller Parent shall promptly provide the Buyer with such additional information in its possession as the Buyer may reasonably request relating to any such notice provided in accordance with the preceding sentence.

(b) As mentioned in this Agreement, there are attached hereto or delivered herewith, the Annex, Schedules and Exhibits identified below.

Each of the foregoing Schedules is incorporated herein by this reference and expressly made a part hereof.

SCHEDULES

Schedule 1	FS Tech Entities
Schedule 1.1A	Standard Policies and Practices
Schedule 1.1B	Permitted Encumbrances
Schedule 2.1(i)	Software Assets
Schedule 2.1(r)	Assets at the University Park Facility
Schedule 2.2(k)	Excluded Assets
Schedule 3.1(d)	Violations or Conflicts
Schedule 3.1(e)	Governmental Consents
Schedule 3.1(f)	Title
Schedule 3.2(a)	Financial Statement Exceptions to GAAP
Schedule 3.2(b)	Material Changes or Events
Schedule 3.2(c)	Undisclosed Liabilities
Schedule 3.2(d)	Sales and Assets by Country
Schedule 3.2(e)	Cash Collected on Behalf of Customers
Schedule 3.3(a)	Tax Matters: Tax Returns; Extensions
Schedule 3.3(b)	Tax Matters: Audits
Schedule 3.4(b)	Real Property Leases
Schedule 3.4(c)	Personal Property; Personal Property Leases
Schedule 3.5(a)	Intellectual Property; Intellectual Property Licenses
Schedule 3.5(c)(i)	FS Tech Software Matters
Schedule 3.6(a)	Debt Instruments
Schedule 3.6(b)	Material Contracts
Schedule 3.6(c)	Insurance Policies
Schedule 3.6(d)	Status
Schedule 3.6(e)	Exceptions to Assumed Contract Status
Schedule 3.7(a)	Business Employees; Independent Contractors
Schedule 3.7(b)	Employment Laws/Labor Matters
Schedule 3.7(c)	Witholdings
Schedule 3.7(d)	Benefit Plans
Schedule 3.7(e)	Labor/Employment Proceedings
Schedule 3.7(f)	Non-Employee Classification
Schedule 3.7(g)	Employment at Will Exceptions
Schedule 3.7(i)	Sale Bonus Agreements
Schedule 3.8	Litigation and Other Proceedings

Schedule 3.9(a)	Compliance with Laws
Schedule 3.9(b)	Permits
Schedule 3.10(a)	Environmental Matters
Schedule 3.10(b)	Environmental Permits
Schedule 3.11	Bank Accounts
Schedule 3.12	Brokers and Commissions
Schedule 3.13	Suppliers
Schedule 3.14	Customers
Schedule 3.15(a)	Exceptions to Standard Warranty
Schedule 3.15(b)	Product Liability Claims
Schedule 3.16	Affiliate Transactions
Schedule 3.17	Capital Expenditures
Schedule 3.18	Accounts Receivable
Schedule 3.19	Exceptions to Sufficiency of Assets
Schedule 4.1(d)	Governmental Consents (Buyer)
Schedule 4.2	Brokers and Commissions (Buyer)
Schedule 5.1	Conduct of Business by the FS Tech Entities
Schedule 5.8	Termination of Intercompany Arrangements
Schedule 6.1(d)	Performance Collateral
Schedule 6.1(e)	Release of Guaranties of Sellers
Schedule 8.3	Consents Required by Buyer
Schedule 9.3	Consents Required by Seller Parent

EXHIBITS

Exhibit A	Preliminary Statement Sample Calculation
Exhibit B	Current Assets; Current Liabilities
Exhibit C	Working Capital Calculation Principles
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Supply Agreement
Exhibit G	Form of Bill of Sale
Exhibit H	Form of Assignment and Assumption Agreement
Exhibit I	Form of Product Processing Agreement

13.10 Entire Agreement. All prior negotiations and agreements between the parties hereto are superseded by this Agreement (except with respect to the Confidentiality Agreement described in Section 13.19 of this Agreement), and there are no representations, warranties, understandings or agreements other than those expressly set forth herein or in a Schedule delivered pursuant hereto, except as modified in writing concurrently herewith or subsequent hereto.

13.11 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the Laws of the State of Minnesota without regard to the conflicts of law principles thereof.

13.12 Venue. Any and all actions brought in court shall be filed in the state or federal district court located in St. Paul, Minnesota and the parties specifically consent and submit to the jurisdiction and venue of each such state or federal court. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action with respect to any matters to which it has submitted to jurisdiction in this Section 13.12. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Agreement, the Other Agreements or the transactions contemplated hereby or thereby in any such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.

13.13 Waiver of Jury Trial Rights. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ITS RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, THE OTHER AGREEMENTS OR THE MATTERS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. EACH OF THE PARTIES HERETO FURTHER REPRESENTS AND WARRANTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A TRIAL BY JURY FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

13.14 No Third-Party Rights. Other than sections which are specifically for the benefit of the Buyer Indemnified Parties or the Seller Indemnified Parties, this Agreement is not intended and shall not be construed to create any rights in any Persons other than the Buyer and the Sellers, and no Person shall assert any rights as third-party beneficiary hereunder.

13.15 Sales and Transfer Taxes. Except as is contemplated by Section 7.2 hereof, the Buyer and Seller Parent shall be equally responsible for and each pay fifty percent (50%) of all applicable sales, transfer, stamp, documentary, use, filing and other similar Taxes and fees (“Transfer Taxes”) that may become due or payable (and are not subject to an exemption) as a result of the sale, conveyance, assignment, transfer or delivery of the Assets or the Business, whether levied on the Buyer or any Seller. The Buyer and the Sellers agree to file all necessary documentation (including Tax Returns) with respect to such Transfer Taxes in a timely manner, and, if required by applicable Law, the Buyer and the Sellers will, and shall cause their Affiliates, to join in the execution of any such Tax Returns and documentation. At the Closing, the Sellers shall execute and deliver to the Buyer any certificates or other documents as the Buyer may reasonable request to claim available exemptions from the payment of sales, transfer, stamp, documentary, use, filing or other such similar Taxes and fees under applicable Law.

13.16 Expenses. Except as expressly provided otherwise herein, Seller Parent, on the one hand, and the Buyer, on the other, shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

13.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

13.18 Dispute Resolution.

(a) Any disagreement or dispute between the parties arising out of or related to this Agreement or the breach or making hereof (a “Dispute”) shall be resolved in the manner provided in this Section 13.18. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to the Vice President and General Manager of the Traffic Safety Systems Division, 3M Company and the General Counsel of the Seller Parent, or to such other person as the General Counsel shall so designate (the “Principals”), who shall negotiate in good faith to attempt to resolve the Dispute. No settlement reached under this Section 13.18(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

(b) Should the procedure outlined in Section 13.18(a) fail to bring about a resolution of each outstanding Dispute within 30 days following the giving of the notice referred to therein, then either party may initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable to agree upon a mediator, they shall request the clerk of court of the Ramsey County District Court in the State of Minnesota to appoint a capable mediator for them. Seller Parent and Buyer Parent shall each bear one-half of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute. No settlement reached under this Section 13.18(b) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

(c) Notwithstanding anything to the contrary provided in this Section 13.18, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the Dispute is otherwise resolved in accordance with this Section 13.18.

13.19 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Buyer under this Section 13.19 shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

13.20 Compliance with Bulk Sales Laws. Subject to Section 12.2(a)(i)(E), the Buyer and the Sellers hereby waive compliance by the Buyer and the Sellers with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

13.21 Survivability of Provisions After Termination. If this Agreement is terminated pursuant to Article 11 hereof, it shall become null and void and have no further force and effect, except as provided in Section 11.5 and Article 13 which shall survive termination and except that nothing herein shall relieve any party hereto for a breach by such party of the terms of this Agreement. Upon any termination of this Agreement, each party hereto will return or destroy all documents, work papers and all other material of the other party relating to the transactions contemplated hereby and all copies of such materials, where so obtained before or after the execution hereof, to the party furnishing the same.

[The remainder of the page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the day and year first above written.

BUYER PARENT:

3M COMPANY

By:	/s/ John R. Houle
Name:	John R. Houle
Title:	Vice President and General Manager
Traffic Safety Systems Division

SELLER PARENT:

FEDERAL SIGNAL CORPORATION

By:	/s/ Jennifer L. Sherman
Name:	Jennifer L. Sherman
Title:	Senior Vice President, Chief Administrative
Officer, General Counsel and Secretary

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

FS TECH ENTITIES:

FEDERAL SIGNAL TECHNOLOGIES, LLC

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

VESYSTEMS, LLC

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

SIRIT INC.

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

SIRIT CORP.

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

FEDERAL APD INCORPORATED

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

DIAMOND CONSULTING SERVICES LIMITED

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Director

PIPS TECHNOLOGY INC.

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Vice President and Secretary

PIPS TECHNOLOGY LIMITED

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Director

IDRIS TECHNOLOGY LIMITED

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Director

FEDERAL SIGNAL TECHNOLOGIES (HONG KONG) LIMITED

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Authorized Signatory

FEDERAL SIGNAL DO BRASIL PARTICIPAÇÕES LTDA

By:	/s/ George Pikielny
Name: George Pikielny
Title: Director

FEDERAL APD DE MEXICO, S.A. DE C.V.

By:	/s/ Jennifer L. Sherman
Name: Jennifer L. Sherman
Title: Attorney-in-Fact

FEDERAL APD DO BRASIL LTDA

By:	/s/ George Pikielny
Name: George Pikielny
Title: Attorney-In-Fact for Denison Vieira de Oliveira, Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]